Exhibit 99.1

Endeavour International Corporation

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Endeavour International Corporation:

We have audited the accompanying consolidated balance sheets of Endeavour International Corporation and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Endeavour International Corporation and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three- year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in note 2 to the consolidated financial statements, effective December 31, 2009, the Company has changed its reserves estimates and related disclosures as a result of adopting the new oil and gas reserve estimation and disclosure requirements.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Endeavour International Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 7, 2012 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas

March 7, 2012, except for Note 25, as to which date is January 29, 2013

Endeavour International Corporation

Consolidated Balance Sheets

(Amounts in thousands)

	December 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$106,036	$99,267
Restricted cash	—	31,776
Accounts receivable	8,649	8,068
Prepaid expenses and other current assets	18,840	8,718

Total Current Assets	133,525	147,829

Property and Equipment, Net ($258,334 and $161,430 not subject to amortization at 2011 and 2010, respectively)	549,196	364,677
Goodwill	211,886	211,886
Other Assets	30,384	25,895

Total Assets	$924,991	$750,287

See accompanying notes to condensed consolidated financial statements.

Endeavour International Corporation

Consolidated Balance Sheets

(Amounts in thousands)

	December 31,
	2011	2010
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$62,275	$32,442
Current maturities of debt	12,350	21,600
Accrued expenses and other	20,549	22,642

Total Current Liabilities	95,174	76,684

Long-Term Debt	455,028	323,706
Deferred Taxes	115,759	77,200
Other Liabilities	61,248	64,927

Total Liabilities	727,209	542,517

Commitments and Contingencies

Series C Convertible Preferred Stock:
Face value (liquidation preference)	37,000	45,000
Net non-cash premiums under fair value accounting on redemption	6,703	8,152

Total Series C Convertible Preferred Stock	43,703	53,152

Stockholders’ Equity:
Series B preferred stock (Liquidation preference: $3,430 and $3,273 at 2011 and 2010, respectively)	—	—
Common stock; shares issued and outstanding (37,663 and 24,784 shares at 2011 and 2010, respectively)	38	25
Additional paid-in capital	420,412	287,995
Treasury stock, at cost (72 and 72 shares at 2011 and 2010, respectively)	(587)	(587)
Accumulated deficit	(265,784)	(132,815)

Total Stockholders’ Equity	154,079	154,618

Total Liabilities and Stockholders’ Equity	$924,991	$750,287

See accompanying notes to condensed consolidated financial statements.

Endeavour International Corporation

Consolidated Statement of Operations

(Amounts in thousands, except per share data)

	Year Ended December 31,
	2011	2010	2009
Revenues	$60,091	$71,675	$62,293
Cost of Operations:
Operating expenses	17,668	15,347	17,776
Depreciation, depletion and amortization	26,478	28,894	34,020
Impairment of oil and gas properties	65,706	7,692	43,929
General and administrative	17,853	18,415	16,966

Total Expenses	127,705	70,348	112,691

Income (Loss) From Operations	(67,614)	1,327	(50,398)

Other Income (Expense):
Derivatives:
Realized gains (losses)	—	(11,753)	35,422
Unrealized gains (losses)	8,378	12,291	(55,598)
Interest expense	(45,295)	(34,592)	(16,630)
Gain on sale of reserves in place	—	87,171	—
Interest income and other	597	1,299	(7,483)

Total Other Income (Expense)	(36,320)	54,416	(44,289)

Income (Loss) Before Income Taxes	(103,934)	55,743	(94,687)
Income Tax Expense (Benefit)	27,061	(788)	(7,158)

Income (Loss) from Continuing Operations	(130,995)	56,531	(87,529)
Discontinued Operations, net of tax:
Income (loss) from operations	—	—	(774)
Gain on sale	—	—	47,308

Income (Loss) from Discontinued Operations	—	—	46,534

Net Income (Loss)	(130,995)	56,531	(40,995)
Preferred Stock Dividends:
Dividends declared	1,974	2,227	9,757
Non-cash charge under fair value accounting upon redemption	—	—	11,454

Total Preferred Stock Dividends	1,974	2,227	21,211

Net Income (Loss) to Common Stockholders	$(132,969)	$54,304	$(62,206)

Basic Net Income (Loss) per Common Share:
Continuing operations	$(3.70)	$2.34	$(5.84)
Discontinued operations	—	—	2.50

Total	$(3.70)	$2.34	$(3.34)

Diluted Net Income (Loss) per Common Share:
Continuing operations	$(3.70)	$1.95	$(4.70)
Discontinued operations	—	—	2.50

Total	$(3.70)	$1.95	$(2.20)

Weighted Average Number of Common Shares Outstanding:
Basic	35,957	23,252	18,613

Diluted	35,957	28,886	18,613

See accompanying notes to condensed consolidated financial statements.

Endeavour International Corporation

Consolidated Statement of Cash Flows

(Amounts in thousands)

	Year Ended December 31,
	2011	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$(130,995)	$56,531	$(40,995)
Adjustments to reconcile net income (loss) to net provided by (used in) operating activities:
Depreciation, depletion and amortization	26,478	28,894	38,701
Impairment of oil and gas properties	65,706	7,692	43,929
Deferred tax expense (benefit)	21,116	(3,367)	4,599
Unrealized (gains) losses on derivatives	(8,378)	(12,291)	55,598
Gain on sales	—	(87,171)	(47,308)
Amortization of non-cash compensation	3,697	3,692	3,163
Amortization of loan costs and discount	12,637	10,262	4,963
Non-cash interest expense	12,811	8,764	5,464
Other	1,517	(2,086)	3,245
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(531)	6,732	3,978
(Increase) decrease in other current assets	(13,328)	(4,668)	7,489
Increase (decrease) in liabilities	(30,073)	4,035	(27,115)

Net Cash Provided by (Used in) Operating Activities	(39,343)	17,019	55,711

Cash Flows From Investing Activities:
Capital expenditures	(165,062)	(92,007)	(99,241)
Acquisitions	(33,075)	(43,726)	(32,152)
Proceeds from sales, net of cash	—	108,316	144,653
(Increase) decrease in restricted cash	31,726	(28,897)	17,860

Net Cash Provided by (Used in) Investing Activities	(166,411)	(56,314)	31,120

Cash Flows From Financing Activities:
Repayments of borrowings	(103,225)	(75,342)	(64,458)
Borrowings under debt agreements	210,000	185,000	1,400
Redemption of preferred stock	—	—	(25,000)
Proceeds from issuance of common stock	118,444	30,181	—
Dividends paid	(1,816)	(2,070)	(9,625)
Financing costs paid	(11,401)	(26,590)	—
Other financing	521	96	(17)

Net Cash Provided by (Used in) Financing Activities	212,523	111,275	(97,700)

Net Increase (Decrease) in Cash and Cash Equivalents	6,769	71,980	(10,869)
Cash and Cash Equivalents, Beginning of Period	99,267	27,287	38,156

Cash and Cash Equivalents, End of Period	$106,036	$99,267	$27,287

See accompanying notes to condensed consolidated financial statements.

Endeavour International Corporation

Consolidated Statement of Stockholders’ Equity

(Amounts in thousands)

	Common Stock	Treasury Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholder’s Equity	Total Comprehensive Income (Loss)
Balance, January 1, 2009	$19	$(450)	$244,580	$(1,266)	$(124,913)	$117,970
Preferred stock dividend	—	—	—	—	(21,211)	(21,211)
Amortization of deferred compensation	—	—	3,163	—	—	3,163
Treasury stock repurchase	—	(137)	—	—	—	(137)
Other	—	—	77	—	—	77
Comprehensive Loss
Net Loss	—	—	—	—	(40,995)	(40,995)	$(40,995)
Other comprehensive loss (net of tax):
Unrealized loss on derivative instruments	—	—	—	1,194	—	1,194	1,194
Unrealized loss on available-for-sale securities	—	—	—	72	—	72	72

Balance, December 31, 2009	$19	$(587)	$247,820	$—	$(187,119)	$60,133	$(39,729)

Preferred stock dividend	—	—	—	—	(2,227)	(2,227)
Common stock issuance	5	—	30,176	—	—	30,181
Series C preferred stock conversion	1	—	5,906	—	—	5,907
Amortization of deferred compensation	—	—	3,660	—	—	3,660
Other	—	—	433	—	—	433
Comprehensive Loss:
Net Loss	—	—	—	—	56,531	56,531	$56,531

Balance, December 31, 2010	$25	$(587)	$287,995	$—	$(132,815)	$154,618	$56,531

Preferred stock dividend	—	—	—	—	(1,974)	(1,974)
Common stock issuance	12	—	118,433	—	—	118,445
Series C preferred stock conversion	1	—	9,448	—	—	9,449
Amortization of deferred compensation	—	—	3,697	—	—	3,697
Other	—	—	839	—	—	839
Comprehensive Loss:
Net Loss	—	—	—	—	(130,995)	(130,995)	$(130,995)

Balance, December 31, 2011	$38	$(587)	$420,412	$—	$(265,784)	$154,079	$(130,995)

See accompanying notes to condensed consolidated financial statements.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 1 – Description of Business

Endeavour International Corporation is an independent oil and gas company engaged in the exploration, development, production and acquisition of energy reserves in the U.S. and U.K. Endeavour was incorporated under the laws of the state of Nevada on January 13, 2000. As used in these Notes to Consolidated Financial Statements, the terms “Endeavour”, “we”, “us”, “our” and similar terms refer to Endeavour International Corporation and, unless the context indicates otherwise, its consolidated subsidiaries.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and have been presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included in these financial statements. Certain amounts for prior periods have been reclassified to conform to the current presentation.

These accounting principles require management to use estimates, judgments and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported herein. While management reviews its estimates, actual results could differ from those estimates.

Management believes it is reasonably possible that the following material estimates affecting the financial statements could change in the coming year:

•	estimates of proved oil and gas reserves,

•	estimates as to the expected future cash flow from proved oil and gas properties,

•	estimates of future dismantlement and restoration costs,

•	estimates of fair values used in purchase accounting and

•	estimates of the fair value of derivative instruments.

Principles of Consolidation

The accompanying consolidated financial statements include all of the accounts of Endeavour and our consolidated subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in entities over which we have significant influence, but not control, are carried at cost adjusted for equity in earnings or (losses) and distributions received.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Cash and Cash Equivalents

We consider all highly liquid instruments with an original maturity of 90 days or less at the time of purchase to be cash equivalents.

Restricted Cash

Restricted cash has included amounts held in escrow for drilling rig commitments, as collateral for lines of credit, and for acquisitions. At December 31, 2010, restricted cash represented amounts held in escrow as collateral for lines of credit associated abandonment liabilities related to our U.K. properties.

Inventories

Materials and supplies and oil inventories are valued at the lower of cost or market value (net realizable value).

Full Cost Accounting for Oil and Gas Operations

Under the full cost method, all acquisition, exploration and development costs incurred for the purpose of finding oil and gas, are capitalized and accumulated in pools on a country-by-country basis. Capitalized costs include the cost of drilling and equipping productive wells; such as the estimated costs of dismantling and abandoning these assets, dry hole costs, lease acquisition costs, seismic and other geological and geophysical costs, delay rentals, costs related to such activities, certain directly-related employee costs and a portion of interest expense. Employee costs associated with production and other operating activities and general corporate activities are expensed in the period incurred.

Capitalized costs are limited on a country-by-country basis (the ceiling test). Under the ceiling test, if the capitalized cost of the full cost pool, net of deferred taxes, exceeds the ceiling limitation, the excess is charged as an impairment expense. The ceiling test limitation is calculated as the present value, discounted 10%, of:

•	the future net cash flows related to estimated production of proved reserves;

•	the effect of derivative instruments that qualify as cash flow hedges;

•	the lower of cost or estimated fair value of unproved properties; and

•	the expected income tax effects of the above items.

Future net cash flows use the average, first-day-of-the-month price for commodities during 2011 and 2010 and the year-end price for 2009.

We utilize a single cost center for each country where we have operations for amortization purposes. Any sales or other conveyances of properties are treated as adjustments to the cost of oil and gas properties with no gain or loss recognized unless the operations are suspended in the entire cost center or the conveyance is significant in nature.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Unproved property costs include the costs associated with unevaluated properties and properties under development and are not initially included in the full cost amortization base (where proved reserves exist) until the project is evaluated. These costs include unproved leasehold acreage, seismic data, wells and production facilities in progress and wells pending determination, together with interest costs capitalized for these projects. Seismic data costs are associated with specific unevaluated properties where the seismic data is acquired for the purpose of evaluating acreage or trends covered by a leasehold interest owned by us.

Significant unproved properties are assessed periodically for possible impairment or reduction in value. If a reduction in value has occurred, these property costs are considered impaired and are transferred to the related full cost pool. Geological and geophysical costs included in unproved properties are transferred to the full cost amortization base along with the associated leasehold costs on a specific project basis. Costs associated with wells in progress and wells pending determination are transferred to the amortization base once a determination is made whether or not proved reserves can be assigned to the property. Costs of dry holes are transferred to the amortization base immediately upon determination that the well is unsuccessful. Unproved properties whose acquisition costs are not individually significant are aggregated and the portion of such costs estimated to be ultimately nonproductive, based on experience, are amortized to the full cost pool over an average holding period.

In countries where the existence of proved reserves has not yet been determined, unevaluated property costs remain capitalized in unproved property cost centers until proved reserves have been established, exploration activities cease or impairment and reduction in value occurs. If exploration activities result in the establishment of a proved reserve base, amounts in the unproved property cost center are reclassified as proved properties and become subject to amortization and the application of the ceiling test. When it is determined that the value of unproved property costs have been permanently diminished (in part or in whole) based on the impairment evaluation and future exploration plans, the unproved property cost centers related to the area of interest are impaired, and accumulated costs charged against earnings.

Other Property and Equipment

Other oil and gas assets, computer equipment and furniture and fixtures are recorded at cost, less accumulated depreciation. The assets are depreciated using the straight-line method over their estimated useful lives of two to five years.

Capitalized Interest

We capitalize interest on expenditures for significant exploration and development projects while activities are in progress to bring the assets to their intended use. Capitalized interest is calculated by multiplying our weighted-average interest rate on debt by the amount of qualifying costs and is limited to gross interest expense.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Marketable Securities

The marketable securities reflected in these financial statements are deemed by management to be “available-for-sale” and, accordingly, are reported at fair value, with unrealized gains and losses reported in other comprehensive income and reflected as a separate component within the Statement of Stockholders’ Equity unless we determine that an other-than-temporary impairment has occurred. Realized gains and losses on securities available-for-sale are included in other income/expense and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Business Combinations

Assets and liabilities acquired through a business combination are recorded at estimated fair value. We use all available information to make these fair value determinations, including information commonly considered by our engineers in valuing individual oil and gas properties and sales prices for similar assets. Estimated deferred taxes are based on available information concerning the tax basis of the acquired company’s assets and liabilities and carryforwards at the merger date.

Any excess of the acquisition cost of the acquired business over the fair value amounts assigned to assets and liabilities is recorded as goodwill. Any excess of the amounts assigned to assets and liabilities over the acquisition of the acquired business is recorded as a gain on acquisition on the income statement. The amount of goodwill recorded in any particular business combination can vary significantly depending upon the fair values attributed to assets acquired and liabilities assumed relative to the total acquisition cost.

Goodwill and Intangible Assets

We assess the carrying amount of goodwill and other indefinite-lived intangible assets by testing the asset for impairment annually at year-end, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test requires allocating goodwill and all other assets and liabilities to reporting units. The fair value of each reporting unit is determined and compared to the book value of the reporting unit. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

Dismantlement, Restoration and Environmental Costs

We recognize liabilities for asset retirement obligations associated with tangible long-lived assets, such as producing well sites, offshore production platforms, and natural gas processing

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

plants, with a corresponding increase in the related long-lived asset. The asset retirement cost is depreciated along with the property and equipment in the full cost pool. The asset retirement obligation is recorded at fair value and accretion expense, recognized over the life of the property, increases the liability to its expected settlement value. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the asset retirement cost.

Revenue Recognition

We use the entitlements method to account for sales of gas production. We may receive more or less than our entitled share of production. Under the entitlements method, if we receive more than our entitled share of production, the imbalance is treated as a liability at the market price at the time the imbalance occurred. If we receive less than our entitled share, the imbalance is recorded as an asset at the lower of the current market price or the market price at the time the imbalance occurred. Oil revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred, title has transferred and collectability of the revenue is probable.

Significant Customers

Our sales in the U.K. are to a limited number of customers, each of which accounted for more than 10% of revenue for the year ended December 31, 2011: Chevron North Sea Ltd, Shell U.K. Limited, and Hess Limited. Our sales in the U.S. are sold through our arrangements with the operators of the fields, with the majority of the sales being to JW Operating Company.

Derivative Instruments and Hedging Activities

From time to time, we may utilize derivative financial instruments to hedge cash flows from operations or to hedge the fair value of financial instruments. We also have embedded derivatives related to our debt instruments and convertible preferred stock.

We may use derivative financial instruments with respect to a portion of our oil and gas production or a portion of our variable rate debt to achieve a more predictable cash flow by reducing our exposure to price fluctuations. These transactions are likely to be swaps, collars or options and to be entered into with major financial institutions or commodities trading institutions. Derivative financial instruments are intended to

•	reduce our exposure to declines in the market prices of crude oil and natural gas that we produce and sell,

•	reduce our exposure to increases in interest rates, and

•	manage cash flows in support of our annual capital expenditure budget.

We record all derivatives at fair market value in our Consolidated Balance Sheets at the end of each period. The accounting for the fair market value, and the changes from period to period,

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

depends on the intended use of the derivative and the resulting designation. This evaluation is determined at each derivative’s inception and begins with the decision to account for the derivative as a hedge, if applicable. The accounting for changes in the fair value of a derivative instrument that is not accounted for as a hedge is included in other (income) expense as an unrealized gain or loss. At December 31, 2011 and 2010, we have no outstanding derivatives that are accounted for as a hedge.

Where we intend to account for a derivative as a hedge, we document, at its inception, the hedging relationship, the risk management objective and the strategy for undertaking the hedge. The documentation includes the identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, and the method that will be used to assess effectiveness of derivative instruments that receive hedge accounting treatment.

Changes in fair value to hedge instruments, to the extent the hedge is effective, are recognized in other comprehensive income until the forecasted transaction occurs. Hedge effectiveness is assessed at least quarterly based on total changes in the derivative’s fair value. Any ineffective portion of the derivative instrument’s change in fair value is recognized immediately in other (income) expense.

We discontinue hedge accounting prospectively when (1) we determine that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including hedged items such as firm commitments or forecasted transactions); (2) the derivative expires; (3) it is no longer probable that the forecasted transaction will occur; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designating the derivative as a hedging instrument is no longer appropriate.

Concentrations of Credit and Market Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash deposits at financial institutions. At various times during the year, we may exceed the federally insured limits. To mitigate this risk, we place our cash deposits only with high credit quality institutions. Management believes the risk of loss is minimal.

Derivative financial instruments that hedge the price of oil and gas, interest rates or currency exposure will be generally executed with major financial or commodities trading institutions which expose us to market and credit risks, and may at times be concentrated with certain counterparties or groups of counterparties. Although notional amounts are used to express the volume of these contracts, the amounts potentially subject to credit risk, in the event of non-performance by the counterparties, are substantially smaller. We review the credit ratings of our counterparties to derivative contracts on a regular basis and to date we have not experienced any non-performance by any of our various counterparties, currently BNP Paribas S.A., Bank of America Merrill Lynch and Commonwealth Bank of Australia. At December 31, 2011, our derivative instruments do not require either side to maintain collateral or margin accounts.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

As an independent oil and gas producer, our revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for oil and gas, which are dependent upon numerous factors beyond our control, such as economic, political and regulatory developments and competition from other sources of energy. The energy markets have historically been very volatile, and there can be no assurance that oil and gas prices will not be subject to wide fluctuations in the future. A substantial or extended decline in oil and gas prices could have a material adverse effect on our financial position, results of operations, cash flows and our access to capital and on the quantities of oil and gas reserves that may be economically produced.

Foreign Currency Translation

The U.S. dollar is the functional currency for all of our existing operations, as a majority of all revenue and financing transactions in these operations are denominated in U.S. dollars. For foreign operations with the U.S. dollar as the functional currency, monetary assets and liabilities are remeasured into U.S. dollars at the exchange rate on the balance sheet date. Nonmonetary assets and liabilities are translated into U.S. dollars at historical exchange rates. Income and expense items are translated at exchange rates prevailing during each period. Adjustments are recognized currently as a component of foreign currency gain or loss and deferred income taxes. To the extent that business transactions are not denominated in U.S. dollars, we are exposed to foreign currency exchange rate risk.

Income Taxes

We use the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as part of the provision for income taxes in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

Share-Based Payments

We recognize all share-based payments to employees, including grants of employee stock options, based on their fair values. The share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as general and administrative expense over the employee’s requisite service period (generally the vesting period of the equity award). We apply the fair value method in accounting for stock option grants using the Black-Scholes Method.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

It is our policy to use authorized but unissued shares of stock when stock options are exercised. At December 31, 2011, we had approximately 1.2 million additional shares available for issuance pursuant to our existing stock incentive plan.

Adoption of New Accounting Standards

On June 30, 2009, we adopted the following new standard that did not have a material effect on our results of operations or financial position:

•	Subsequent events—Standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued.

On December 31, 2009, we adopted the following new standard that did not have a material effect on our results of operations or financial position:

•

Oil and gas modernization—Revised oil and gas reserve estimation and disclosure requirements. The accounting standards update revised the definition of proved oil and gas reserves to require that the average, first-day-of-the-month price during the 12-month period before the end of the year rather than the year-end price, must be used when estimating whether reserve quantities are economical to produce and when calculating the aggregate amount of (and changes in) future cash inflows related to the standardized measure of discounted future net cash flows.

On January 1, 2010, we adopted the following new standards without material effects on our results of operations or financial position:

•	Subsequent events—Amended standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued.

•	Fair value—New, expanded disclosures are required for recurring or nonrecurring fair-value measurements and the reconciliation of specific fair value measurements.

We are currently reviewing the following new 2011 standards to determine their effects on our results of operations or financial position:

•

Fair Value—In May 2011, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard on fair value measurements that clarifies the application of existing guidance and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. The standard is effective for interim and annual periods beginning after December 15, 2011. Early adoption is not permitted. We do not expect the adoption of this accounting guidance to have a material impact on our consolidated financial statements and related disclosures.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

•

Comprehensive Income—In June 2011, the FASB issued guidance impacting the presentation of comprehensive income. The guidance eliminates the current option to report components of other comprehensive income in the statement of changes in equity or in a footnote to the financial statements. The guidance is intended to provide a more consistent method of presenting non-owner transactions that affect an entity’s equity. The guidance is effective for interim and annual periods beginning on or after December 15, 2011. We do not expect adoption of the comprehensive income presentation to have an impact on our financial position or results of operations.

•

Goodwill—In September 2011, the FASB amended the previously issued guidance on testing goodwill for impairment. The revised guidance provides entities with an option of performing a qualitative assessment prior to calculating the fair value of the reporting unit. The amended guidance is effective for annual and interim goodwill impairment tests that will be performed for fiscal years beginning after December 15, 2011. We do not expect the adoption of this amended guidance for goodwill impairment testing to have an impact on our financial position or on our consolidated financial statements and related disclosures.

Note 3 – Discontinued Operations

On May 14, 2009, we completed the Norway Sale for cash consideration of $150 million. We recognized a gain upon closing the Norway Sale of $47.0 million, after the allocation of $68 million of goodwill to the assets sold. As a result of the Norway Sale, we have classified the results of operations of our Norwegian subsidiary as discontinued operations for all periods presented. The following table details selected financial data for the assets included in the Norway Sale:

	Year Ended December 31,
	2011	2010	2009
Sales	$—	$—	$17,550

Income before Taxes	$—	$—	$4,654
Income Tax Expense	—	—	(5,428)

Loss from Operations	—	—	(774)
Gain on sale	—	—	47,308

Net Income from Discontinued Operations	$—	$—	$46,534

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 4 – Comprehensive Income (Loss)

The following summarizes the components of comprehensive loss:

	Year Ended December 31,
	2011	2010	2009
Net income (loss)	$(130,995)	$56,531	$(40,995)

Related to derivative instruments, net of tax:
Reclassification adjustment for loss realized in net income (loss) above	—	—	1,194

Related to marketable securities, net of tax:
Reclassification adjustment for loss realized in net income (loss) above	—	—	72

Net impact on comprehensive income (loss)	—	—	1,266

Comprehensive income (loss)	$(130,995)	$56,531	$(39,729)

The components of accumulated other comprehensive income (loss) are:

	Year Ended December 31,
	2011	2010	2009
Related to derivative instruments:
Balance at beginning of year	$—	$—	$(1,194)
Change during the year	—	—	1,194

Balance at end of year	—	—	—

Related to marketable securities:
Balance at beginning of year	—	—	(72)
Change during the year	—	—	72

Balance at end of year	—	—	—

Accumulated other comprehensive income	$—	$—	$—

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 5 – Stock-Based Compensation Arrangements

We grant restricted stock and stock options to employees and directors as incentive compensation. The restricted stock and options generally vest over three years. The vesting of these shares and options is dependent upon the continued service of the grantees with Endeavour. Upon the occurrence of a change in control, each outstanding share of restricted stock and stock option will immediately vest.

At December 31, 2011, total compensation cost related to nonvested awards not yet recognized was approximately $ 5.1 million and is expected to be recognized over a weighted average period of less than two years. For the year ended December 31, 2011, we included approximately $ 1.1 million of stock-based compensation in capitalized G&A in property and equipment.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. We did not grant any options during 2011 and 2010. The weighted average grant-date fair value of options granted during 2009 was $0.25. The following summarizes the weighted average of the assumptions used in the option-pricing model and the method for determining the assumptions:

	For the Year Ended December 31,
	2011	2010	2009	Method of Determining Assumptions
Risk-free rate	—	—	1.5%	U.S. treasury yield curve in effect at the time of grant for the duration of estimated term

Expected years until exercise	—	—	4.25	Historical data regarding option exercises and employee terminations

Expected stock volatility	—	—	56%	Historical Endeavour volatility for the length of the expected term

Dividend yield	—	—	—	Historical

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Stock Options

Information relating to stock options, including notional stock options, is summarized as follows:

	Number of Shares Underlying Options	Weighted Average Exercise Price per Share	Weighted Average Contractual Life in Years	Aggregate Intrinsic Value
Balance outstanding January 1, 2011	464	$10.03
Exercised	(94)	5.58
Forfeited	(21)	12.95
Expired	(50)	23.60

Balance outstanding —December 31, 2011	299	$8.95	5.9	$432

Currently exercisable—December 31, 2011	267	$9.56	5.8	$276

Of options granted during 2009, 0.2 million options were granted pursuant to incentive plans which have been approved by our stockholders. All other stock options have been granted pursuant to stock option plans that were not subject to stockholder approval.

Information relating to stock options outstanding at December 31, 2011 is summarized as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	Number Exercisable	Weighted Average Exercise Price Per Share
Less than $5.00	63	6.8	$3.78	31	$3.78
$5.00 - $10.00	159	6.2	8.34	159	8.34
$10.00 - $15.00	71	4.7	14.06	71	14.06
Greater than $15.00	6	4.4	18.97	6	18.97

Total	299	5.9	$8.95	267	$9.56

Restricted Stock

At December 31, 2011, our employees and directors held 0.8 million restricted shares of our common stock that vest over the service period of up to three years. The restricted stock awards were valued based on the closing price of our common stock on the measurement date, typically the date of grant, and compensation expense is recorded on a straight-line basis over the restricted share vesting period.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Status of the restricted shares as of December 31, 2011 and the changes during the year ended December 31, 2011 are presented below:

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Balance outstanding—January 1, 2011	816	$7.39
Granted	418	13.07
Vested	(357)	7.62
Forfeited	(47)	7.77

Balance outstanding—December 31, 2011	830	$10.13

Total grant date fair value of shares vesting during the period	$2,850

Non-Cash stock-based compensation is recorded in G&A expenses or capitalized G&A as follows:

	Year Ended December 31,
	2011	2010	2009
G&A Expenses	$2,988	$3,191	$2,464
Capitalized G&A	1,051	988	573

Total non-cash stock-based compensation	$4,039	$4,179	$3,037

Note 6 – Earnings per Share

Basic income (loss) per common share is computed by dividing net income (loss) to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income (loss) per share includes the effect of our outstanding stock options, warrants and shares issuable pursuant to convertible debt, convertible preferred stock and certain stock incentive plans under the treasury stock method, if including such instruments is dilutive.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

	Year Ended December 31,
	2011	2010	2009
Net income (loss) to common shareholders
Basic	$(132,969)	$54,304	$(62,206)
Add Effect of:
Preferred dividends	—	2,070	—

Diluted	$(132,969)	$56,374	$(62,206)

Weighted Average Number of Common Shares Outstanding:
Basic	35,957	23,252	18,613
Add Effect of:
Stock compensation grants and warrants	—	380	—
Preferred stock	—	5,254	—

Diluted	35,957	28,886	18,613

For each of the periods presented, shares associated with stock options, warrants, convertible debt, convertible preferred stock and certain stock incentive plans are not included when their inclusion would be antidilutive (i.e., reduce the net loss per share). The common shares potentially issuable arising from these instruments excluded from weighted average diluted shares outstanding consisted of:

	For the Year Ended December 31,
	2011	2010	2009
Options, warrants and stock-based compensation	111	—	273
Convertible debt	11,078	5,691	5,329
Convertible preferred stock	4,229	—	5,714

Common shares potentially issuable	15,418	5,691	11,316

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 7 – Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31,
	2011	2010
Fair market value of commodity derivatives – current	$1,247	$709
Prepaid well and drilling costs	3,053	804
Prepaid insurance	1,346	1,039
Inventory	714	4,617
Deposits and other costs related to the COP Acquisition	9,064	—
Other	3,416	1,549

	$18,840	$8,718

Note 8 – Property and Equipment

Property and equipment included the following:

	December 31,
	2011	2010
Oil and gas properties under the full cost method:
Subject to amortization	$496,667	$389,575
Not subject to amortization:
Acquired in 2011	138,912	—
Acquired in 2010	47,208	67,612
Acquired in 2009	15,713	31,134
Acquired prior to 2009	56,501	62,684

	755,001	551,005
Computers, furniture and fixtures	6,421	4,222

Total property and equipment	761,422	555,227

Accumulated depreciation, depletion and amortization	(212,226)	(190,550)

Net property and equipment	$549,196	$364,677

The costs not subject to amortization include

•	values assigned to unproved reserves acquired,

•	exploration costs such as drilling costs for projects awaiting approved development plans or the determination of whether or not proved reserves can be assigned, and

•	other seismic and geological and geophysical costs.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

These costs are transferred to the amortization base when it is determined whether or not proved reserves can be assigned to such properties. This analysis is dependent upon well performance, results of infield drilling, approval of development plans, drilling results and development of identified projects and periodic assessment of reserves. We expect acquisition costs excluded from amortization to be transferred to the amortization base over the next five years due to a combination of well performance and results of infield drilling relating to currently producing assets and the drilling and development of identified projects acquired, such as the Rochelle field. We expect exploration costs not subject to amortization to be transferred to the amortization base over the next three years as development plans are completed and production commences on existing discoveries including the Rochelle and Bacchus projects.

The following is a summary of our oil and gas properties not subject to amortization as of December 31, 2011:

Costs Incurred in the Year Ended December 31,
	2011	2010	2009	Prior to 2009	Total
Acquisition costs	$47,302	$24,891	$7,696	$9,358	$89,247
Exploration costs	78,817	22,317	8,017	47,143	156,294
Capitalized interest	12,793	—	—	—	12,793

Total oil and gas properties not subject to amortization	$138,912	$47,208	$15,713	$56,501	$258,334

During 2011, 2010 and 2009, we capitalized $13.3 million, $13.1 million and $7.8 million, respectively, in certain directly related employee costs. During 2011, 2010 and 2009, we capitalized $14.7 million, $3.9 million and $3.1 million, respectively, in interest.

During 2011, 2010 and 2009, we recorded $65.7 million, $7.7 million and $43.9 million, respectively, of impairment through the application of the full cost ceiling test. The 2011 impairment was primarily related to declines in U.S. gas prices and the impact of our determination that the likely economic returns in the future would not warrant further investment in our test wells in the Alabama area. Our decision to discontinue activities in that area resulted in the reclassification of related amounts as being evaluated for full cost accounting purposes.

The impairment during 2010 was also related to our U.S. oil and gas properties, pre-tax, and was primarily due to the declaration of two wells as dry holes during the first quarter of 2010 – the Alligator Bayou well which was spud in 2008 and a well under a participation agreement. During 2009, our impairment related to both our U.S. and U.K. properties as a result of steep declines in commodity prices.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Assets Acquisitions

During 2010, we entered into a participation agreement with a private oil and gas operator, and acquired interests in certain acreage in North Louisiana/East Texas and Western Pennsylvania, primarily in the Haynesville and Marcellus areas. Our initial investment was $15 million in cash, and we will pay a share of that operator’s drilling and completion expenditures as wells are drilled over the next few years. Under this agreement, we also acquired additional acreage in the Marcellus area for approximately $7.5 million during the second quarter of 2010.

During 2010, we also acquired interests in an exploratory gas shale play in Alabama with an initial net investment of approximately $8.0 million. During the third quarter of 2011, we completed our analysis of our test wells in the Alabama area and determined that the likely economic returns in the future would not warrant further investment and therefore reclassified these amounts as evaluated for full cost accounting purposes.

On February 23, 2011, we closed our acquisition of an additional 20% working interest in the Bacchus field for approximately $9.2 million in cash paid at closing and approximately $6.2 million in cash paid in 2012. In addition, we paid capital costs incurred by the seller of $9.4 million. Following the acquisition, we hold an aggregate 30% working interest in the Bacchus field.

Asset Disposition

On October 19, 2010, we completed the Cygnus Sale for $110 million in cash, and recorded a gain of $87 million. The cash proceeds were not burdened by any current taxes payable and are being primarily used to accelerate our development projects.

Pending Acquisition

On December 23, 2011, we entered into a Sale and Purchase Agreement, through its wholly owned subsidiary Endeavour Energy UK Limited (“EEUK”), with ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited and ConocoPhillips (U.K.) Lambda Limited, subsidiaries of ConocoPhillips to acquire their interest in three producing U.K. oil fields in the Central North Sea for $330 million (the “COP Acquisition”).

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

The producing assets to be purchased include the following net working interests:

Field Name	Block	Net Working Interest
Alba	16/26a	23.43%	(1)
MacCulloch	15/24b	40.00%
Nicol	15/25a	18.00%

(1)	We currently have a 2.25% working interest in the Alba field which will increase to 25.68% upon consummation of the COP Acquisition.

The Purchase Agreement provides for the possibility that completion of this acquisition may occur individually for each field and we expect to close the Alba field portion by March 31, 2012. In addition to customary closing conditions, the purchase is subject to approval of governmental regulatory authorities and partner consents. The consideration for the acquisition is $330 million, including approximately $94 million of tax attributes, and may be adjusted for customary purchase price adjustments.

Note 9 – Goodwill

In connection with the several business acquisitions, we recorded goodwill for the excess of the purchase price over the value assigned to individual assets acquired and liabilities assumed. There have been no changes in goodwill during the year ended December 31, 2011 or 2010.

Note 10 – Other Assets

Other long-term assets consisted of the following at December 31:

	2011	2010
Intangible assets – workforce in place:
Gross	$—	$4,800
Accumulated amortization	—	(4,475)

Net intangible assets	—	325

Debt issuance costs	23,460	23,702
Deposits and other costs related to SM Energy 6,723	6,000	—
Fair market value of long-term portion of derivatives	—	1,611
Other 201	924	257

	$30,384	$25,895

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Intangible assets represented the purchase price allocated to the assembled workforce as a result of an acquisition and was amortized over its estimated life using the straight-line method. The intangible assets were fully amortized during 2011.

Debt issuance costs are amortized over the life of the related debt obligation. During 2011, we incurred $11.4 million in debt issuance costs related to the issuance of our Senior Term Loan. See Note 12 for additional discussion.

Note 11 – Accrued Expenses

We had the following accrued expenses and other current liabilities outstanding:

	December 31,
	2011	2010
Foreign taxes payable	$445	$4,333
Accrued interest	3,186	2,234
Preferred dividends	1,459	1,301
Accrued compensation	4,671	6,681
Current portion of asset retirement obligations	2,078	6,405
Development asset accrual	6,160	—
Other	2,550	1,688

	$20,549	$22,642

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 12 – Debt Obligations

Our debt consisted of the following at December 31:

	2011	2010
Senior term loan, 15% fixed rate, due 2013	$240,349	$161,371
Convertible senior notes, 5.5% fixed rate, due 2016	135,000	—
Convertible bonds, 11.5% until March 31, 2014 and 7.5% thereafter, due 2016	62,523	55,821
Subordinated notes, 12% fixed rate, due 2014	32,012	51,132
Senior notes, 6% fixed rate, due 2012	—	81,250

	469,884	349,574
Less: debt discount	(2,506)	(4,268)
Less: current maturities	(12,350)	(21,600)

Long-term debt	$455,028	$323,706

Standby letters of credit outstanding for abandonment liabilities	$31,724	$31,726

Principal maturities of debt at December 31, 2011 are as follows:

2012	$12,350
2013	247,999
2014	12,012
2015	—
2016	197,523
Thereafter	—

Senior Term Loan

In August 2010, we entered into a credit agreement with Cyan Partners, LP (“Cyan”), as administrative agent, and various lenders for the Senior Term Loan, in the aggregate amount of $150 million, which was subsequently increased to $235 million. We paid $25.4 million in financing costs related to the issuance of the Senior Term Loan. The Senior Term Loan has a three-year term and matures on August 16, 2013.

The Senior Term Loan is a senior obligation of our U.K. subsidiary and guaranteed by Endeavour and all of our material subsidiaries. In addition, substantially all of our assets are pledged as collateral to secure the obligations under the Senior Term Loan. Such collateral may also secure certain hedging obligations and reimbursement obligations in respect of letters of credit that may be issued for our account.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

The Senior Term Loan obligates us to pay annual cash interest of 12%. In addition, we are obligated to pay an additional 3% in annual interest “in-kind” (“PIK Interest”) through an increase in the outstanding principal amount of the Senior Term Loan. We have the ability to pay the PIK Interest in cash at our option. We paid Cyan certain fees in the aggregate amount of $18 million. Concurrent with the closing of the Senior Term Loan, Cyan purchased nine million shares of our common stock from us. See Note 15 for additional discussion on this purchase of our common stock.

Before August 15, 2012, we may voluntarily prepay any portion of or all amounts outstanding under the Senior Term Loan at 103% of principal. For prepayments on or after August 16, 2012, the additional prepayment fee will be 1% of the principal amount of the amount outstanding under the Senior Term Loan.

The Senior Term Loan permits certain asset sales and the incurrence of additional indebtedness, subject to certain conditions and within specified limits. We are obligated to comply with certain financial covenants, including:

•	a specified maximum total leverage ratio (consolidated net indebtedness to consolidated EBITDAX), ranging from 7.85:1.00 at September 30, 2010 to 3.00:1.00 at December 31, 2012 and thereafter;

•

a specified minimum EBITDAX for each four-quarter period, ranging from $20,000,000 for the four-quarter period ending December 31, 2011 to $200,000,000 for the four-quarter period ending June 30, 2013;

•	a minimum Reserve Coverage Ratio, as defined, of not less than 3.00:1.00; and

•	a PDP Coverage Ratio, as defined, of not less than 0.25:1.00 on or prior to March 31, 2012 and not less than 0.50:1.00 after March 31, 2012.

The Senior Term Loan contains various covenants that limit our ability, among other things, to: grant liens; pay dividends; and make investments or loans. We are also obligated to maintain our traditional hedging policies and program. See Note 19 for additional discussion.

The Senior Term Loan also contains customary events of default. If an event of default exists under the Senior Term Loan, the administrative agent has the ability to accelerate the maturity of the loan and exercise other rights and remedies.

In February 2011, we amended our Senior Term Loan due 2013 to increase the security reserved for potential letters of credit from $25 million to $35 million. In July 2011, we secured new letters of credit that allowed us to release the $33 million of restricted cash that served as collateral for previous letters of credit.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

In July 2011, we amended our Senior Term Loan to provide for an increase of $75 million in the borrowings available under the Senior Term Loan. In connection with the increase, we drew down the full additional amounts available and our quarterly scheduled amortization payments on the Senior Term Loan increased from $400,000 to $587,500. The other primary provisions of the amendment include:

•

consent and approval by the lenders of the issuance of the 5.5% Convertible Senior Notes and certain conforming amendments with respect to the issuance of those notes, including an increase in the basket available for the issuance of junior debt from $100 million to $135 million;

•	an amendment to the negative pledge provision to allow us to provide up to $10 million of cash margin to secure hedging obligations; and

•	an extension by one additional quarter to the scheduled step up in the minimum secured debt coverage ratio.

See Note 23 “Subsequent Events, for discussion of an amendment to the Senior Term Loan made subsequent to December 31, 2011 and our plans to repay the Senior Term Loan in its entirety with proceeds from a senior note offering.

5.5% Convertible Senior Notes

In July 2011, we issued $135 million aggregate principal amount of our 5.5% Convertible Senior Notes due July 15, 2016. Interest on these notes will be payable semiannually at a rate of 5.5% per annum, commencing on January 15, 2012. The 5.5% Convertible Senior Notes are convertible into shares of our common stock at an initial conversion rate of 54.019 shares (equivalent to $18.51 per share) of common stock per $1,000 principal amount of the notes, subject to certain anti-dilution adjustments. In addition, following certain Make-Whole Fundamental Changes, as defined, we will increase the conversion rate for a holder who elects to convert its 5.5% Convertible Senior Notes.

The 5.5% Convertible Senior Notes are unsecured but guaranteed by our existing material domestic subsidiaries. We may not redeem the 5.5% Convertible Senior Notes prior to their maturity, and we do not intend to file a shelf registration statement for the resale of the 5.5% Convertible Senior Notes or the shares of our common stock issuable upon conversion of the 5.5% Convertible Senior Notes, if any. The indenture governing the 5.5% Convertible Senior Notes provides for customary events of default.

If we undergo a “fundamental change” as defined, the holders of the 5.5% Convertible Senior Notes have the right, subject to certain conditions, to redeem the 5.5% Convertible Senior Notes and accrued interest. The 5.5% Convertible Senior Notes may become immediately due upon the occurrence of certain events of default, as defined.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

11.5% Convertible Bonds

In January 2008, we issued 11.5% Convertible Bonds due 2014 for gross proceeds of $40 million pursuant to a private offering to a sophisticated investor in Norway. The net proceeds from the issuance of the 11.5% Convertible Bonds were used to repay a portion of our outstanding indebtedness. The 11.5% Convertible Bonds bear interest at a rate of 11.5% per annum, compounded quarterly. Interest is compounded quarterly and added to the outstanding principal balance each quarter. The bonds are convertible into shares of our common stock at a conversion price of $16.52 per $1,000 of principal, which represents a conversion rate of approximately 61 shares of our common stock per $1,000 of principal. The conversion price will be adjusted in accordance with the terms of the bonds upon occurrence of certain events, including payment of common stock dividends, common stock splits or issuance of common stock at a price below the then current market price.

If we undergo a “change of control” as defined, the holders of the bonds have the right, subject to certain conditions, to redeem the bonds and accrued interest. The bonds may become immediately due upon the occurrence of certain events of default, as defined.

Two derivatives are associated with the conversion and change in control features of the 11.5% Convertible Bonds. At December 31, 2011, the combined fair market value of these derivatives is $13.7 million, reflecting a $14.1 million decrease during 2011 that was recorded in unrealized gains (losses) on derivatives.

On March 11, 2011, we entered into an amendment to the Trust Deed related to our 11.5% Convertible Bonds due 2014. The amendment provided for:

•	the amendment of the maturity date of the 11.5% Convertible Bonds from January 24, 2014 to January 24, 2016;

•

the amendment of the date upon which the holders of the 11.5% Convertible Bonds may first exercise a put right, and the occurrence of the conversion price reset if such put right is not exercised, from January 24, 2012 to January 24, 2016; and

•	a reduction in the interest rate payable from 11.5% to 7.5% on and after March 31, 2014.

We recorded a loss of $0.8 million in other expenses related to this amendment, representing the difference between the fair value of the debt and the book value of the debt at March 11, 2011.

Subordinated Notes

In November 2009, we entered into Stock Redemption Agreements with each of the holders of our outstanding shares of Series C Preferred Stock whereby we redeemed 60% of the outstanding shares of Series C Preferred Stock, for face value of $75 million, and amended the terms of the remaining shares of Series C Preferred Stock. The redemption price consisted of a $25 million cash payment and the issuance of $50 million Subordinated Notes.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

The Subordinated Notes bear interest at an annual rate of 10%, plus 2% capitalized to the outstanding principal amount. We pay interest, in cash, on the unpaid principal amount of the Subordinated Notes quarterly on March 31, June 30, September 30 and December 31 of each year. The Subordinated Notes are payable over four years commencing in March 2011, but may be prepaid at any time at face value. The Subordinated Notes are unsecured and subordinated to our outstanding obligations under our Senior Term Loan and rank on parity with our other existing debt obligations.

6% Senior Notes

During 2005, we issued in a private offering $81.25 million aggregate principal amount of convertible senior notes due in January 2012, bearing interest at a rate of 6.00% per annum. On April 20, 2011, we redeemed all $81.25 million of the outstanding 6% Senior Notes due 2012 with a portion of the proceeds from our common stock offering completed in March 2011. The redemption was made at a price of 100% of the Senior Notes’ principal amount, plus accrued and unpaid interest to the redemption date.

Junior Facility

In the first quarter of 2010, we entered into the $25 million Junior Facility, which had a maturity date of February 5, 2011, and bore interest at LIBOR plus 8%. We terminated the Junior Facility and repaid the outstanding indebtedness in its entirety on August 16, 2010.

Senior Bank Facility

We had a $225 million Senior Bank Facility, which was subject to a borrowing base limitation with interest of LIBOR plus 1.3%. We terminated the Senior Bank Facility and repaid the outstanding indebtedness in its entirety on August 16, 2010.

Fair Value

The fair value of our outstanding debt obligations was $419.8 million and $361 million at 2011 and 2010, respectively. The fair values of long-term debt were determined based upon external market quotes for our Senior Notes and Convertible Senior Notes and discounted cash flows for other debt.

Letter of Credit Agreement

On July 25, 2011, we entered into a letter of credit facility agreement (the “LC Agreement”) with Commonwealth Bank of Australia (“CBA”), pursuant to which CBA issued letters of credit to us in the amount of £20.6 million (approximately $35 million as of July 25, 2011). Concurrent with

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

the issuance of the letters of credit, the restrictions on £20.6 million of our restricted cash were removed and the cash returned for general corporate purposes. The letters of credit secure decommissioning obligations in connection with certain of our United Kingdom Continental Shelf Petroleum Production Licences. The LC Agreement provides that we pay a quarterly fee computed at a rate of 4.5% per year on the outstanding amount of each letter of credit issued under the LC Agreement. The LC Agreement contains similar financial covenants and other covenants as the credit agreement governing our Senior Term Loan. The CBA letters of credit are renewable at our option on October 31, 2012 and through the expiration of the LC Agreement on October 31, 2013.

See Note 23 “Subsequent Events, for discussion of waivers and amendments to the LC Agreement made subsequent to December 31, 2011.

Senior Note Offering

See Note 23 “Subsequent Events, for discussion of a senior note offering made subsequent to December 31, 2011.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 13 – Income Taxes

The income (loss) before income taxes and the components of the income tax expense (benefit) recognized on the Consolidated Statement of Income are as follows:

(Amounts in thousands)	U.K.	U.S.	Other	Total Continuing Operations	Discontinued Operations - Norway	Total
Year Ended December 31, 2011:

Net income (loss) before taxes	$(9,806)	$(99,409)	$5,281	$(103,934)	$—	$(103,934)

Current tax expense	5,926	4	15	5,945	—	5,945
Deferred tax expense related to U.K. tax rate change	25,424	—	—	25,424	—	25,424
Deferred tax benefit	(4,308)	—	—	(4,308)	—	(4,308)

Total tax expense	27,042	4	15	27,061	—	27,061

Net income (loss) after taxes	$(36,848)	$(99,413)	$5,266	$(130,995)	$—	$(130,995)

Year Ended December 31, 2010:

Net income (loss) before taxes	$90,160	$(30,978)	$(3,439)	$55,743	$—	$55,743

Current tax (benefit) expense	2,734	—	(154)	2,580	—	2,580
Deferred tax benefit	(2,388)	—	(929)	(3,317)	—	(3,317)
Foreign currency gains on deferred tax liabilities	—	—	(51)	(51)	—	(51)

Total tax expense	346	—	(1,134)	(788)	—	(788)

Net income (loss) after taxes	$89,814	$(30,978)	$(2,305)	$56,531	$—	$56,531

Year Ended December 31, 2009:

Net income (loss) before taxes	$(52,041)	$(31,167)	$(11,479)	$(94,687)	$51,963	$(42,724)

Current tax (benefit) expense	(5,739)	40	(26)	(5,725)	(603)	(6,328)
Deferred tax (benefit) expense	(20,260)	(20)	(35)	(20,315)	4,791	(15,524)
Foreign currency losses on deferred tax liabilities	18,882	—	—	18,882	1,241	20,123

Total tax (benefit) expense	(7,117)	20	(61)	(7,158)	5,429	(1,729)

Net income (loss) after taxes	$(44,924)	$(31,187)	$(11,418)	$(87,529)	$46,534	$(40,995)

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Effective Tax Rate Reconciliation

The following table presents the principal reasons for the difference between our effective tax rates and the United States federal statutory income tax rate of 35%.

	Year Ended December 31,
	2011	2010	2009
Federal income tax expense (benefit) at statutory rate	$(36,378)	$19,500	$(33,141)
Taxation of foreign operations 3,252	3,254	(579)	1,572
Tax-free gain on sale of reserves in place	—	(30,510)	—
Change in valuation allowance —U.S.	24,604	(2,252)	10,464
Foreign tax benefit from foreign currency tax law change	—	—	(5,400)
U.K. Tax increase from tax law change 25,389	25,424	—	—
Foreign currency (gain) loss on deferred taxes	—	(50)	18,882
Deemed foreign dividend of wholly owned subsidiaries	8,572	11,466	—
Disallowed executive compensation	1,585	765	—
Other	—	872	465

Income Tax Expense, continuing operations	27,061	(788)	(7,158)
Discontinued operations—Norway	—	—	5,429

Total Income Tax Expense	$27,061	$(788)	$(1,729)

Effective Income Tax Rate	-26%	-1%	8%

During 2011, 2010 and 2009, we incurred taxes primarily related to our operations in the U.K. and our discontinued operations in Norway during 2009. In 2011, 2010 and 2009 we had a loss before taxes of $99.4 million, $31.0 million and $31.2 million, respectively, in the U.S. and we did not record any income tax benefits on these losses as there was no assurance that we could generate any future U.S. taxable earnings. As a result, we recorded a valuation allowance on the full amount of all deferred tax assets generated in the U.S.

Deferred Tax Assets and Liabilities

Deferred income taxes result from the net tax effects of temporary timing differences between the carrying amounts of assets and liabilities reflected on the financial statements and the amounts recognized for income tax purposes. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows at December 31:

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

	2011	2010
Deferred tax asset:
Deferred compensation	$5,859	$6,129
Unrealized loss on commodity derivative instruments	1,260	936
Asset retirement obligation	—	1,324
Net operating loss and capital loss carryforward	157,570	57,548
Unrealized loss on embedded derivative instruments	4,005	8,343

Total deferred tax assets	168,694	74,280
Less valuation allowance	(58,532)	(37,807)

Total deferred tax assets after valuation allowance	110,162	36,473

Deferred tax liability:
Property, plant and equipment	(209,679)	(104,672)
Asset retirement obligation	(7,550)	—
Unrealized gain on derivative instruments	—	(825)
Petroleum revenue tax, net of tax benefit	(229)	(488)
Debt discount	(752)	(1,281)
Other	(7,711)	(6,407)

Total deferred tax liabilities	(225,921)	(113,673)

Net deferred tax liability	$(115,759)	$(77,200)

Tax Attributes

At December 31, 2011, we had the following tax attributes available to reduce future income taxes:

		As of December 31,
		2011		2010
	Types of Tax Attributes	Years of Expiration	Carry- forward Amount	Years of Expiration	Carry- forward Amount
U.K.
Corporate tax	NOL	Indefinite	$228,701	Indefinite	$81,767
Supplemental Corporate tax	NOL	Indefinite	159,316	Indefinite	40,305

U.S.
Corporate Income tax	NOL	2023 -2031	106,535	2023-2030	69,392
Capital gains tax	Capital loss	2015	1,848	2015	1,848

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

As of December 31, 2011, the U.K. tax attributes shown above have been recognized for financial statement reporting purposes to reduce deferred tax liability.

Valuation Allowances and Unrecognized Tax Benefits

Recognition of the benefits of the deferred tax assets requires that we generate future taxable income. In the U.S., there can be no assurance that we will generate any earnings or any specific level of earnings in future years. Therefore, we have established a valuation allowance for deferred tax assets of approximately $58.5 million, $37.8 million and $38.8 million as of December 31, 2011, 2010 and 2009, respectively, primarily related to our U.S. operations. During 2011, the valuation allowance in the U.S. increased $24.6 million due to net operating losses and decreased $3.9 million in other jurisdictions. During 2010, the valuation allowance in the U.S. decreased $2.2 million due to net revisions of the net operating loss and increased $1.3 million for net operating losses in other jurisdictions. During 2009, the valuation allowance in the U.S. increased $10.5 million due to net operating losses and increased $4.6 million in other jurisdictions.

For U.S. federal income tax purposes, certain limitations are imposed on an entity’s ability to utilize its NOLs in future periods if a change of control, as defined for federal income tax purposes, has taken place. In general terms, the limitation on utilization of NOLs and other tax attributes during any one year is determined by the value of an acquired entity at the date of the change of control multiplied by the then-existing long-term, tax-exempt interest rate. The manner of determining an acquired entity’s value has not yet been addressed by the Internal Revenue Service. We have determined that, for federal income tax purposes, a change of control occurred during 2004 and 2007, however, we do not believe such limitations will significantly impact our ability to utilize the NOL. The timing of NOL utilization will be determined by our future net income.

As of December 31, 2011, we believe that no current tax positions that have resulted in unrecognized tax benefits will significantly increase or decrease within the next year.

The following tax years remain subject to examination:

Tax Jurisdiction
U.K.	2010

All others	2010 - 2008

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Foreign Earnings and Credits

As of December 31, 2011, we had unremitted earnings in our foreign subsidiaries. If these unremitted earnings had been dividend to the U.S., the U.S. NOL’s not subject to the limitations mentioned above would be fully available to offset any incremental U.S. federal income tax. Further, the foreign tax credits associated with the unremitted earnings would be sufficient to offset any incremental U.S. tax liabilities associated with the dividend.

Note 14 – Other Liabilities

Other liabilities included the following:

	December 31,
	2011	2010
Asset retirement obligations	$45,180	$36,592
Long-term derivative liabilities	16,068	27,810
Other	—	525

Total Other Liabilities	$61,248	$64,927

Our asset retirement obligations relate to obligation of the plugging and abandonment of oil and gas properties. The asset retirement obligation is recorded at fair value and accretion expense, recognized over the life of the property, increases the liability to its expected settlement value. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the asset retirement cost. The following table provides a rollforward of the asset retirement obligations for the year ended December 31, 2011 and 2010:

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

	Year Ended
	December 31,
	2011	2010
Asset retirement obligations, beginning of year	$42,997	$47,362
Increase due to revised estimates	14,609	2,949
Accretion expense	4,478	4,591
Impact of foreign currency exchange rate changes	430	(2,397)
Payments	(15,256)	(9,508)

Asset retirement obligations, end of year	47,258	42,997
Less: current portion of asset retirement obligations	(2,078)	(6,405)

Long-term asset retirement obligations	$45,180	$36,592

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 15 – Equity

The activity in shares of our common and preferred stock during 2011, 2010 and 2009 included the following:

	Year Ended December 31,
	2011	2010	2009
Common Stock:
Outstanding at the beginning of the year	24,784	18,803	18,368
Issuance of common stock	11,531	4,638	—
Exercise of stock options	93	23	24
Conversion of preferred stock	914	572	—
Issuance of stock based compensation	341	748	411

Outstanding at the end of the year	37,663	24,784	18,803

Series B Preferred Stock:
Outstanding at the end of the year	20	20	20

Convertible Preferred Stock:
Outstanding at the beginning of the year	45	50	125
Conversion to common stock	(8)	(5)	—
Redemptions	—	—	(75)

Outstanding at the end of the year	37	45	50

Treasury Stock:
Outstanding at the beginning of the year	(72)	(72)	(47)
Purchase of treasury shares for stock vesting	—	—	(25)

Outstanding at the end of the year	(72)	(72)	(72)

Common Stock

The Common Stock is $0.001 par value common stock, 64,285,714 shares authorized.

In March 2011, we completed an underwritten public offering of 11.5 million shares of common stock at a price of $11.00 per common share ($10.34 per common share, net of underwriting discounts) for net proceeds of $118.4 million. In April 2011, we used a portion of the offering proceeds to redeem all $81.25 million of our outstanding 6% Senior Notes.

In October 2010, our Board of Directors authorized a one-for-seven share consolidation of our common stock, in the form of a reverse stock split. This consolidation was effective at the opening of trading on November 18, 2010. As a result of the share consolidation, every seven shares of our common stock outstanding were automatically combined into one share of our common stock. Each shareholder continues to hold the same percentage of our outstanding

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

common shares. The shares were rounded up to the next whole share for those holders who would have otherwise received fractional shares. The share consolidation was intended to make our common stock available to a broader range of investors and reposition the company’s trading metrics.

In August 2010, in connection with the issuance of the Senior Term Loan, we completed a registered direct offering of common stock pursuant to a Common Stock Purchase Agreement with Cyan to sell 1.3 million shares of our common stock, par value $0.001 per share, for aggregate net cash consideration of approximately $10.1 million, after deducting expenses. The purchase price per share was $7.91, the closing price of our common stock on the NYSE Amex on August 13, 2010. We intend to use the net proceeds from this offering for general corporate purposes.

In February 2010, we completed a private placement of our common stock pursuant to a Common Stock Purchase Agreement with existing stockholders, certain directors and other third-party investors, thereby selling 3.4 million shares of our common stock, for aggregate net cash consideration of approximately $20.5 million. The purchase price per share was $6.30, the closing price of our common stock on the NYSE Amex on February 3, 2010. The net proceeds from this private placement were used to partially fund our 2010 capital budget.

During 2010, we issued inducement grants of 85,715 shares of our restricted common stock, upon commencement of employment of one executive officer.

New York Stock Exchange Listing of Common Stock

On March 15, 2011, we completed the transfer of the primary listing for our common stock from the NYSE Amex to the New York Stock Exchange under the symbol “END.”

Series C Convertible Preferred Stock

In 2006, we issued the Series C Preferred Stock. At December 31,2011 we had 37,000 shares of Series C Convertible Preferred Stock outstanding, convertible into 4.2 million shares of common stock. The Series C Preferred Stock is convertible into common stock at any time at the option of the preferred stock investors, at a conversion price of $8.75. Dividends on the Series C Preferred Stock are:

•	cumulative;

•	compounded quarterly based on the original issue price;

•	payable in cash or common stock, at 4.5% or 4.92%, respectively, since November 2009 and at 8.5% or 8.92%, respectively, in prior periods; and

•	payable to the preferred stock investors prior to payment of any other dividend on any other shares of our capital stock.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

The Series C Preferred Stock ranks senior to any of our other existing or future shares of capital stock. Dividends will be paid to the preferred stock investors prior to payment of any other dividend on any other shares of our capital stock. The Series C Preferred Stock also participates on an as-converted basis with respect to any dividends paid on the common stock.

In November 2009, we redeemed 60% of the outstanding shares of Series C Preferred Stock, for face value of $75 million, and amended the terms of the remaining shares of Series C Preferred Stock. The redemption price consisted of a $25 million cash payment and the issuance of $50 million of Subordinated Notes.

The redemption and modification of the Series C Preferred Stock required the modified Series C Preferred Stock to be recorded at fair market value at the redemption date. The fair value of the modified Series C Preferred Stock was greater than the carrying value by $11.5 million. This excess of fair value over carrying value was recorded as a non-cash charge to preferred stock dividends and increased the carrying value of the Series C Preferred Stock. As holders convert the Series C Preferred Stock, the $11.5 million non-cash charge will be transferred to equity on a ratio of shares converted to shares of Series C Preferred Stock outstanding.

In addition to the modification of the Series C Preferred Stock, we also recorded an embedded derivative associated with the change in control features of the Series C Preferred Stock of $2.4 million. This embedded derivative was recorded in other liabilities and reduced the premium on the Series C Preferred Stock at the date of issuance.

The Series C Preferred Stock is convertible into common stock at any time at the option of the preferred stock investors, at (i) a conversion price of $8.75 (the “Conversion Price”) and (ii) in an amount of common stock equal to the quotient of the liquidation preference of $1,000 per share plus accrued but unpaid dividends (the “Liquidation Preference”) divided by the Conversion Price.

In the November 2009 amendment, we amended terms of the Series C Preferred Stock to reduce the annual dividend rate to 4.5% (from 8.5%), adjust the conversion price to $8.75 per share (from $17.50) and remove certain anti-dilution provisions.

Issuance of dividends in the form of common stock are subject to the following equity conditions (the “Equity Conditions”), which are waivable by two-thirds of the holders of the Series C Preferred Stock: (i) such common stock is listed on the NYSE AMEX, the New York Stock Exchange or the Nasdaq Stock Market, and not subject to any trading suspension; (ii) we are not then subject to any bankruptcy event; and (iii) such common stock will be immediately re-saleable by the holders pursuant to an effective registration statement and otherwise in compliance with all applicable laws. If we have not maintained the effectiveness of the registration statement pursuant to the registration rights section below, then the dividend rate on the Series C Preferred Stock will be increased by the product of 2.5% (if the dividend is paid in cash) or 2.63% (if the dividend is paid in stock) times the number of quarters (or portions thereof) in which the failure occurs or we fail to cure such failure.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

We may redeem all of the Series C Preferred Stock in exchange for a cash payment to the preferred stock investors of an amount equal to 102% of the sum of the Liquidation Preference. If we call the Series C Preferred Stock for redemption, the holders thereof will have the right to convert their shares into a newly issued preferred stock identical in all respects to the Series C Preferred Stock except that such newly issued preferred stock will not bear a dividend (the “Alternate Preferred Stock”). We may not redeem the Convertible Preferred Stock if the Equity Conditions are not then satisfied with respect to the common stock into which the Alternate Preferred Stock is convertible.

Upon the tenth anniversary of the initial issuance of the Series C Preferred Stock, we must redeem all of the Series C Preferred Stock for an amount equal to the Liquidation Preference plus accrued and unpaid dividends payable by us in cash or common stock at our election. Issuance by us of common stock for such redemption is subject to the Equity Conditions and to the market value of the outstanding shares of common stock immediately prior to such redemption equaling at least $500 million.

In the event of a change of control of Endeavour, we will be required to offer to redeem all of the Series C Preferred Stock for the greater of: (i) the amount equal to which such holder would be entitled to receive had the holder converted such Series C Preferred Stock into common stock; (ii) 115% of the sum of the Liquidation Preference plus accrued and unpaid dividends; and (iii) the amount resulting in an internal rate of return to such holder of 15% from the date of issuance of such Series C Preferred Stock through the date that Endeavour pays the redemption price for such shares.

In January 2010, we and the holders of our outstanding Series C Convertible Preferred Stock corrected a technical oversight in the Subscription and Registration Rights Agreement for our Series C Preferred Stock. The amendment aligns the number of common shares reserved for the potential conversion of the Series C Preferred Stock to the terms of the Series C Convertible Preferred Stock after our partial redemption in November 2009. In March 2010, we also amended the Certificate of Designation for the Series C Preferred Stock and the $50 million subordinated notes issued to the holders of the Series C Preferred Stock to make certain technical changes that align certain definitions and provisions relating to potential repurchases of securities by us.

During 2011, holders of a portion of our Series C Convertible Preferred Stock converted 8,000 preferred shares, with a face value of $8 million, into 0.9 million shares of our common stock. In 2010, a combined 5,000 shares of our Series C Preferred Stock were converted into 0.6 million shares of our common stock.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Series B Preferred Stock

In September 2002, we authorized and designated 500,000 shares of Preferred Stock, as Series B Preferred Stock par value $.001 per share.

The Series B Preferred Stock is entitled to dividends of 8% of the original issuing price per share per annum, which are cumulative prior to any dividends on the common stock and on parity with the payment of any dividend or other distribution on any other series of preferred stock that has similar characteristics. The holders of each share of Series B Preferred Stock are entitled to be paid out of available funds prior to any distributions to holders of common stock in the amount of $100.00 per outstanding share plus all accrued dividends. We may, upon approval of our Board, redeem all or a portion of the outstanding shares of Series B preferred stock at a cost of the liquidation preference and all accrued and unpaid dividends.

Note 16 – Supplementary Cash Flow Disclosures

Cash paid during the period for interest and income taxes was as follows:

	Year Ended December 31,
	2011	2010	2009
Interest paid	$31,928	$18,668	$7,074

Income taxes paid (refunded)	$9,427	$(172)	$4,738

Non-Cash Investing and Financing Transactions

As discussed in Note 15, in 2011, a combined 8,000 shares of our Series C Preferred Stock were converted into 0.9 million shares of our common stock. In addition, during 2009, we redeemed 60% of the outstanding shares of Series C Preferred Stock, for face value of $75 million with a $25 million cash payment and the issuance of $50 million Subordinated Notes.

We recorded $11.4 million in preferred stock dividends in 2009 for a non-cash valuation under fair value accounting relating to the redemption and modification of our Series C Preferred Stock.

In 2011, 2010 and 2009, we recorded $12.8 million, $8.8 million and $5.5 million, respectively, in non-cash interest expense that was added to the principal balance of the 11.5% Convertible Bonds, the $50 million Subordinated Notes and the Senior Term Loan.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 17 – Financial Instruments

	December 31, 2011		December 31, 2010
	Fair Value	Carrying Value	Fair Value	Carrying Value
Assets:
Derivative instruments	$1,247	$1,247	$2,320	$2,320
Liabilities:
Debt	419,847	455,028	360,844	323,706
Derivative instruments	16,067	16,067	27,810	27,810

The carrying amounts reflected in the consolidated balance sheets for cash and equivalents, short-term receivables and short-term payables approximate their fair value due to the short maturity of the instruments. The fair values of commodity derivative instruments and interest rate swaps were determined based upon quotes obtained from brokers. The fair values of long-term debt were determined based upon quotes obtained from brokers for our senior notes, discounted cash flows for our other debt.

Note 18 – Fair Value Measurements

We measure the fair value of financial assets and liabilities on a recurring basis, defining fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value is based on assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and the risks inherent in valuation techniques and the inputs to valuations. This includes not only the credit standing of counterparties involved and the impact of credit enhancements but also the impact of our own nonperformance risk on our liabilities. Fair value measurements are classified and disclosed in one of the following categories:

Level 1:	Fair value is based on actively-quoted market prices, if available.

Level 2:	In the absence of actively-quoted market prices, we seek price information from external sources, including broker quotes and industry publications. Substantially all of these inputs are observable in the marketplace during the entire term of the instrument, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Level 3:	If valuations require inputs that are both significant to the fair value measurement and less observable from objective sources, we must estimate prices based on available historical and near-term future price information and certain statistical methods that reflect our market assumptions.

We apply fair value measurements to certain assets and liabilities including commodity derivative instruments and embedded derivatives relating to conversion and change in control features in certain of our debt instruments. We seek to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The following table summarizes the valuation of our investments and financial instruments by pricing levels as of December 31, 2011:

	Quoted Market Prices in Active Markets - Level 1	Significant Other Observable Inputs - Level 2	Significant Unobservable Inputs - Level 3	Total Fair Value
Oil and gas derivative contracts:
Oil and gas puts	$—	$1,038	$209	$1,247
Embedded derivatives	—	—	(16,067)	(16,067)

Total derivative liabilities	$—	$1,038	$(15,858)	$(14,820)

Our commodity derivative contracts were measured using models that consider various inputs including current market and contractual prices for the underlying instruments, quoted forward prices for natural gas and crude oil, volatility factors and interest rates, such as a LIBOR curve for a similar length of time as the derivative contract term. The inputs for the fair value models for our oil puts were all observable market data and these instruments have been classified as Level 2. Although we utilized the same option pricing models to assess the the fair values of our gas puts, an active futures market does not exist for our U.K. gas derivatives. We based the inputs to the option models for our U.K. gas derivatives on observable market data in other markets to verify the reasonableness of the counterparty quotes. These U.K. gas derivatives are classified as Level 3.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

The following is a reconciliation of changes in fair value of net derivative assets and liabilities classified as Level 3:

	Year Ended December 31,
	2011	2010
Balance at beginning of period	$(26,703)	$(28,843)
Total gains or losses (realized/unrealized)
Included in earnings	11,428	1,348
Purchases	1,239	—
Settlements	(1,822)	792

Balance at end of period	$(15,858)	$(26,703)

Changes in unrealized gains (losses) relating to derivatives assets and liabilities still held at the end of the period	$11,428	$1,348

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are reported at fair value on a nonrecurring basis in our consolidated balance sheets. The following methods and assumptions were used to estimate the fair values:

Goodwill—Goodwill is tested annually at year end for impairment. The first step of that process is to compare the fair value of the reporting unit to which goodwill has been assigned to the carrying amount of the associated net assets and goodwill. Significant Level 3 inputs may be used in the determination of the fair value of the reporting unit, including present values of expected cash flows from operations.

In September 2011, the FASB amended the previously issued guidance on testing goodwill for impairment. The revised guidance provides entities with an option of performing a qualitative assessment prior to calculating the fair value of the reporting unit. The amended guidance is effective for annual and interim goodwill impairment tests that will be performed for fiscal years beginning after December 15, 2011. We do not expect the adoption of this amended guidance for goodwill impairment testing to have an impact on our financial position or on our consolidated financial statements and related disclosures.

When we are required to measure fair value, and there is not a market observable price for the asset or liability, or a market observable price for a similar asset or liability, we generally utilize an income valuation approach. This approach utilizes management’s best assumptions regarding expectations of projected cash flows, and discounts the expected cash flows using a commensurate risk adjusted discount rate. Such evaluations involve a significant amount of judgment since the results are based on expected future events or conditions, such as sales prices; estimates of future oil and gas production; development and operating costs and the timing thereof; economic and regulatory climates and other factors. Our estimates of future net cash flows are inherently imprecise because they reflect management’s expectation of future conditions that are often outside of management’s control. However, assumptions used reflect a market participant’s view of long-term prices, costs and other factors, and are consistent with assumptions used in our business plans and investment decisions.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 19 – Derivative Instruments

We have oil and gas commodity derivatives and embedded derivatives related to debt instruments at December 31, 2011 and 2010. The fair market value of these derivative instruments is included in our balance sheet as follows:

	December 31,
	2011	2010
Derivatives not designated as hedges:
Oil and gas commodity derivatives:
Assets:
Prepaid expenses and other current assets	$1,247	$709
Other assets - long term	—	1,296

	$1,247	$2,005
Embedded derivatives related to debt instrument:
Assets:
Other assets - long term	$—	$315
Liabilities:
Other liabilities - long-term	(16,067)	(27,810)

As of December 31, 2011, our outstanding commodity derivatives covered approximately 304 Mbbl of oil and 548 MMcf of gas cumulative through 2010 and consist of fixed price puts. If all counterparties failed to perform, our maximum loss would be $1.2 million as of December 31, 2011.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

The effect of the derivatives not designated as hedges on our results of operations was as follows:

	Year Ended December 31,
	2011	2010	2009
Derivatives not designated as hedges:
Oil and gas commodity derivatives
Realized gains (losses)	$—	$(11,753)	$35,422
Unrealized gains (losses)	(3,050)	10,943	(43,791)

	(3,050)	(810)	(8,369)
Embedded derivatives related to debt and equity instruments
Unrealized gains (losses)	$11,428	$1,348	$(11,807)

The effect of derivatives designated as cash flow hedges on our results of operations and other comprehensive income was as follows:

		Year Ended December 31,
	Location of Reclassification into Income	2011	2010	2009
Interest rate swap
(Gain) loss reclassified from accumulated other comprehensive income into income	Interest expense	—	—	1,194

We did not exclude any component of the hedging instruments’ gain or loss when assessing effectiveness. The ineffective portion of the hedges is not material for the periods presented and is included in other income (expense).

During 2007, we entered into an interest rate swap with for a notional amount of $37.5 million whereby we paid a fixed rate of 5.05% and received three-month LIBOR through November 2009.

Note 20 – Commitments and Contingencies

General

The oil and gas industry is subject to regulation by federal, state and local authorities. In particular, oil and gas production operations and economics are affected by environmental protection statutes, tax statutes and other laws and regulations relating to the petroleum industry. We believe we are in compliance with all federal, state and local laws, regulations applicable to Endeavour and its properties and operations, the violation of which would have a material adverse effect on us or our financial condition.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Terminated Acquisition of Marcellus Assets

On July 17, 2011, we entered into agreements with SM Energy Company and certain other sellers named therein for the purchase of oil and gas leases, producing properties, geophysical data, a pipeline and related assets in the Marcellus shale play in Pennsylvania for aggregate consideration of approximately $110 million. We terminated the agreements on December 14, 2011, based on our conclusion that (i) the title defects we identified, after analyzing SM Energy’s responses to the notice of defects and valuation of the defects, exceeded the contractual threshold of 15% of the purchase price for the applicable asset group ($85 million); and (ii) the condition of the pipeline was not in compliance with applicable regulatory standards, which would constitute a material violation of a representation and warranty contained in the applicable SM Purchase Agreement.

SM Energy filed a lawsuit against us in Texas state court on December 20, 2011 alleging that we breached the SM Purchase Agreements by terminating them and refusing to close on the transactions. Specifically, SM Energy has alleged, among other things, that most of our asserted title defects are without merit and, in any event, would not exceed 15% of the applicable purchase price. SM Energy seeks the award of unspecified actual damages, including costs and reasonable attorney’s fees, and specific performance. On January 17, 2012, we filed an answer and counterclaim denying the allegations and seeking the return of our $6 million deposit, which we believe we are entitled to recover pursuant to the terms of the SM Purchase Agreements, and for the damages that we suffered as a result of SM Energy’s misrepresentations. We intend to contest the case vigorously.

Rig Commitments

We have previously disclosed a potential commitment on a drilling rig in our North Sea operations relating to a dispute with the rig operator. On June 6, 2011, we entered into a settlement agreement with the rig operator whereby the parties were mutually released from all future claims. We incurred costs of $14 million related to the settlement, which are included in capital expenditures.

We also have a rig commitment for the drilling of the two Rochelle production wells in the spring of 2012.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Operating Leases

At December 31, 2011, we have leases for office space and equipment with lease payments as follows:

2012	$1,232
2013	1,001
2014	758
2015	787
2016	816
Thereafter	243

Note 21 – Segment and Geographic Information

We have determined we have one reportable operating segment being the acquisition, exploration and development of oil and gas properties. Our operations are conducted in geographic areas as follows:

	2011		2010		2009
	Revenue	Long- lived Assets	Revenue	Long- lived Assets	Revenue	Long- lived Assets
United States	$18,337	$139,236	$11,174	$115,114	$1,627	$46,172
United Kingdom	41,754	650,943	60,501	486,467	60,666	436,016
Other	—	1,287	—	877	—	1,607

Continuing Operations	60,091	791,466	71,675	602,458	62,293	483,795
Discontinued operations - Norway	—	—	—	—	17,550	—

Total	$60,091	$791,466	$71,675	$602,458	$79,843	$483,795

Total International	$41,754	$652,230	$60,501	$487,344	$78,216	$437,623

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 22 – Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	2011 (1)
Revenues	$14,104	$19,053	$10,302	$16,632
Operating expenses	16,077	18,304	42,524	50,800
Operating profit (loss)	(1,973)	749	(32,222)	(34,168)
Net loss to common stockholders	(8,002)	(16,110)	(63,756)	(45,101)
Net loss per common share—basic and diluted	(0.30)	(0.42)	(1.63)	(1.15)

	2010(2)
Revenues	$13,721	$21,532	$19,849	$16,573
Operating expenses	20,625	15,582	16,529	17,613
Operating profit (loss)	(6,904)	5,950	3,320	(1,041)
Net income (loss) to common stockholders	(15,779)	58	(12,238)	82,263
Net income (loss) per common share:
Basic	(0.11)	—	(0.07)	3.34
Diluted	(0.11)	—	(0.07)	2.37

(1)	Includes impairments of oil and gas properties of $28.8 million and $36.9 million, for the third and fourth quarter of 2011, respectively.

(2)	Includes impairments of oil and gas properties of $7.7 million, for the first quarter of 2010 and gain on sale of reserves in place of $87.2 million in the fourth quarter of 2010.

Note 23 – Subsequent Events

Senior Note Offering

On February 23, 2012, we closed the private placement of $350 million aggregate principal amount of 12% first priority notes due 2018 (the “First Priority Notes”) and $150 million aggregate principal amount of 12% second priority notes due 2018 (the “Second Priority Notes,” and, together with the First Priority Notes, the “2018 Notes”). Each series of 2018 Notes was priced at 96% of par, at a yield to maturity of 12.975% for the First Priority Notes and 12.954% for the Second Priority Notes, respectively. We intend to use the net proceeds from the 2018 Notes to fund the COP Acquisition, to repay all amounts outstanding under our Senior Term Loan due 2013 and for general corporate purposes. Prior to the closing of the acquisition in the North Sea, the net proceeds of the offering are held in an escrow account. The COP Purchase

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Agreement provides for the possibility that the COP Acquisition may close in multiple stages. If we close the Alba Acquisition, which constitutes the majority of the value in the COP Acquisition, the full amount of proceeds will be released from escrow.

We have also received a commitment for a senior secured bridge facility; however, we would only expect to draw on the facility to the extent we are otherwise unable to fund the COP Acquisition and the repayment of the Senior Term Loan, including with the proceeds of the 2018 Notes and cash on hand.

Amendment to Senior Term Loan

On January 18, 2012, we and our wholly owned subsidiary, Endeavour Energy UK Limited (“EEUK”), entered into a Consent and Fourth Amendment to Credit Agreement, U.S. Security Agreement and Subsidiaries Guaranty (the “Amendment”) with Cyan Partners, LP, as administrative agent, and certain lenders party thereto (the “Senior Term Loan”).

The primary provisions of the Amendment include the (i) consent and approval for the Company to issue up to $500 million of senior unsecured notes, (ii) exclusion of up to $500 million of senior unsecured notes, if any, from certain financial covenants and (iii) amendments to certain existing financial covenants, including a reduction in the minimum consolidated EBITDAX requirement to $20,000,000 for each of the test periods ended December 31, 2011 and March 31, 2012 and an extension of the increase in the minimum PDP coverage ratio from 0.25:1.00 to 0.50:100 after March 31, 2012.

Letter of Credit Agreement

Subsequent to December 31, 2011, we entered into waivers and amendments for our letter of credit facility agreement with Commonwealth Bank of Australia (“CBA”). The primary provisions include (i) an amendment and waiver for certain existing financial covenants, including the minimum EBITDAX covenant and (ii) CBA’s consent to the issuance of up to $525 million of senior unsecured notes, and the escrow of the proceeds therefrom, including the exclusion of such proceeds from any requirement to grant a security interest in favor of CBA and the exclusion of the notes from the financial covenant calculations while the proceeds are held in escrow. The waiver includes express provisions to enable us to complete our previously disclosed acquisition of North Sea assets from several subsidiaries of ConocoPhillips.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 24 – Supplemental Oil and Gas Disclosures (Unaudited)

Capitalized Costs Relating to Oil and Gas Producing Activities
	United Kingdom	United States	Total
December 31, 2011:
Proved	$429,246	$67,421	$496,667
Unproved	183,110	75,224	258,334

Total capitalized costs	612,356	142,645	755,001

Accumulated depreciation, depletion and amortization	(192,027)	(16,735)	(208,762)

Net capitalized costs	$420,329	$125,910	$546,239

December 31, 2010:
Proved	$346,915	$42,659	$389,574
Unproved	85,019	76,412	161,431

Total capitalized costs	431,934	119,071	551,005

Accumulated depreciation, depletion and amortization	(182,158)	(6,058)	(188,216)

Net capitalized costs	$249,776	$113,013	$362,789

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities
	United Kingdom	United States	Other	Total Continuing Operations	Discontinued Operations Norway (1)	Total
Year Ended December 31, 2011:
Acquisition costs:
Proved	$2,595	$—	$—	$2,595	$—	$2,595
Unproved	46,107	2,840	—	48,947	—	48,947
Exploration costs	51,820	75,880	—	127,700	—	127,700
Development costs	79,898	10,560	—	90,458	—	90,458

Total costs incurred	$180,420	$89,280	$—	$269,700	$—	$269,700

Year Ended December 31, 2010:
Acquisition costs:
Proved	$—	$2,386	$—	$2,386	$—	$2,386
Unproved	1,184	40,155	—	41,339	—	41,339
Exploration costs	50,328	32,027	—	82,355	—	82,355
Development costs	22,047	1,884	—	23,931	—	23,931

Total costs incurred	$73,559	$76,452	$—	$150,011	$—	$150,011

Year Ended December 31, 2009:
Acquisition costs:
Proved	$7,589	$8,999	$—	$16,588	$—	$16,588
Unproved	1,450	14,091	23	15,564	—	15,564
Exploration costs	49,937	17,757	(382)	67,312	4,776	72,088
Development costs	11,443	—	—	11,443	5,067	16,510

Total costs incurred	$70,419	$40,847	$(359)	$110,907	$9,843	$120,750

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Results of Operations for Oil and Gas Producing Activities
	United Kingdom	United States	Total Continuing Operations	Discontinued Operations - Norway (1)	Total
Year Ended December 31, 2011:
Revenues	$41,754	$18,337	$60,091	$—	$60,091
Production expenses	8,622	9,046	17,668	—	17,668
DD&A	14,312	10,713	25,025	—	25,025
Impairment of oil and gas properties	—	65,706	65,706	—	65,706
Income tax expense (benefit)	11,104	(23,495)	(12,391)	—	(12,391)

Results of activities	$7,716	$(43,633)	$(35,917)	$—	$(35,917)

Year Ended December 31, 2010:
Revenues	$60,501	$11,174	$71,675	$—	$71,675
Production expenses	11,086	4,261	15,347	—	15,347
DD&A	22,020	5,273	27,293	—	27,293
Impairment of oil and gas properties	—	7,692	7,692	—	7,692
Income tax expense (benefit)	13,698	(2,118)	11,580	—	11,580

Results of activities	$13,697	$(3,934)	$9,763	$—	$9,763

Year Ended December 31, 2009:
Revenues	$60,666	$1,627	$62,293	$17,550	$79,843
Production expenses	16,911	865	17,776	5,536	23,312
DD&A	31,915	817	32,732	4,595	37,327
Impairment of oil and gas properties	31,332	12,597	43,929	—	43,929
Income tax expense (benefit)	(9,746)	(4,428)	(14,174)	5,787	(8,387)

Results of activities	$(9,746)	$(8,224)	$(17,970)	$1,632	$(16,338)

Note 1: We completed the divestiture of our Norwegian subsidiary on May 14, 2009. The results of operations and financial position of this subsidiary are classified as discontinued operations for all periods presented.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Oil and Gas Reserves

Proved reserves are estimated quantities of oil, gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods. The reserve volumes presented are estimates only and should not be construed as being exact quantities. These reserves may or may not be recovered and may increase or decrease as a result of our future operations and changes in economic conditions. Our oil and gas reserves were audited by independent reserve engineers at December 31, 2011, 2010 and 2009.

In the fourth quarter of 2009, we adopted revised oil and gas reserve estimation and disclosure requirements. The primary impact of the new disclosures is to conform the definition of proved reserves to the SEC Modernization of Oil and Gas Reporting rules, which were issued by the SEC at the end of 2008. The accounting standards update revised the definition of proved oil and gas reserves to require that the average, first-day-of-the-month price during the 12-month period before the end of the year rather than the year-end price, must be used when estimating whether reserve quantities are economical to produce. This same 12-month average price is also used in calculating the aggregate amount of (and changes in) future cash inflows related to the standardized measure of discounted future net cash flows. The rules also allow for the use of reliable technology to estimate proved oil and gas reserves if those technologies have been demonstrated to result in reliable conclusions about reserve volumes. The unaudited supplemental information on oil and gas exploration and production activities for 2011, 2010 and 2009 have been presented in accordance with the new reserve estimation and disclosure rules, which may not be applied retrospectively.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

	United Kingdom	United States	Total Continuing Operations	Discontinued Operations - Norway (1)	Total
Proved Oil Reserves (MBbls):
Proved reserves at January 1, 2009	2,131	18	2,149	1,406	3,555
Production	(690)	(4)	(694)	(310)	(1,004)
Purchases of reserves	—	2	2	—	2
Sales of reserves in place	—	—	—	(1,107)	(1,107)
Extensions and discoveries	1,209	3	1,212	—	1,212
Revisions of previous estimates	698	(1)	697	11	708

Proved reserves at December 31, 2009	3,348	18	3,366	—	3,366
Production	(545)	(6)	(551)	—	(551)
Extensions and discoveries	457	34	491	—	491
Revisions of previous estimates	404	13	417	—	417

Proved reserves at December 31, 2010	3,664	59	3,723	—	3,723
Production	(373)	(7)	(380)	—	(380)
Purchases of reserves	303	—	303	—	303
Revisions of previous estimates	466	(11)	455	—	455

Proved reserves at December 31, 2011	4,060	41	4,101	—	4,101

Proved Developed Oil Reserves (MBbls):
At December 31, 2009	1,381	8	1,389	—	1,389

At December 31, 2010	1,240	14	1,254	—	1,254

At December 31, 2011	1,270	41	1,311	—	1,311

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

	United Kingdom	United States	Total Continuing Operations	Discontinued Operations - Norway (1)	Total
Proved Gas Reserves (MMcf):
Proved reserves at January 1, 2009	27,130	690	27,820	4,977	32,797
Production	(3,743)	(320)	(4,063)	(686)	(4,749)
Purchases of reserves	—	10,037	10,037	—	10,037
Sales of reserves in place	—	—	—	(4,241)	(4,241)
Extensions and discoveries	52,895	6	52,901	—	52,901
Revisions of previous estimates	2,034	371	2,405	(50)	2,355

Proved reserves at December 31, 2009	78,316	10,784	89,100	—	89,100
Production	(3,071)	(2,636)	(5,707)	—	(5,707)
Purchases of reserves	—	2,657	2,657	—	2,657
Sales of reserves in place	(51,522)	—	(51,522)	—	(51,522)
Extensions and discoveries	26,692	24,181	50,873	—	50,873
Revisions of previous estimates	5,762	(3,209)	2,553	—	2,553

Proved reserves at December 31, 2010	56,177	31,777	87,954	—	87,954
Production	(94)	(5,076)	(5,170)	—	(5,170)
Purchases of reserves	90	—	90	—	90
Extensions and discoveries	—	46,100	46,100	—	46,100
Revisions of previous estimates	(5,450)	(11,823)	(17,273)	—	(17,273)

Proved reserves at December 31, 2011	50,723	60,978	111,701	—	111,701

Proved Developed Gas Reserves (MMcf):
At December 31, 2009	4,329	4,707	9,036	—	9,036

At December 31, 2010	555	13,281	13,836	—	13,836

At December 31, 2011	795	22,704	23,499	—	23,499

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

	United Kingdom	United States	Total Continuing Operations	Discontinued Operations - Norway	Total
Proved Reserves (MBOE):
Proved reserves at December 31, 2008	6,653	133	6,786	2,236	9,022
Production	(1,314)	(57)	(1,371)	(424)	(1,795)
Extensions and discoveries	10,025	4	10,029	—	10,029
Purchase of proved reserves, in place	—	1,675	1,675	—	1,675
Sales of reserves	—	—	—	(1,815)	(1,815)
Revisions of previous estimates	1,037	60	1,097	3	1,100

Proved reserves at December 31, 2009	16,401	1,815	18,216	—	18,216
Production	(1,057)	(445)	(1,502)	—	(1,502)
Extensions and discoveries	4,906	4,064	8,970	—	8,970
Purchase of proved reserves, in place	—	443	443	—	443
Sales of reserves	(8,587)	—	(8,587)	—	(8,587)
Revisions of previous estimates	1,364	(522)	842	—	842

Proved reserves at December 31, 2010	13,027	5,355	18,382	—	18,382
Production	(389)	(853)	(1,242)	—	(1,242)
Extensions and discoveries	—	7,683	7,683	—	7,683
Purchase of proved reserves, in place	318	—	318	—	318
Revisions of previous estimates	(442)	(1,981)	(2,423)	—	(2,423)

Proved reserves at December 31, 2011	12,514	10,204	22,718	—	22,718

Proved Developed Reserves (MBOE):
At December 31, 2009	2,103	792	2,895	—	2,895

At December 31, 2010	1,333	2,227	3,560	—	3,560

At December 31, 2011	1,402	3,825	5,227	—	5,227

Standardized Measure of Discounted Future Net Cash Flows

Future cash inflows and future production and development costs are determined by applying average 12-month pricing for 2011, 2010 and 2009. Oil, gas and condensate prices are escalated only for fixed and determinable amounts under provisions in some contracts. Estimated future income taxes are computed using current statutory income tax rates where production occurs. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

At December 31, 2011 and 2010, the prices used to determine the estimates of future cash inflows were as follows:

	December 31,
	2011		2010
	Oil	Gas	Oil	Gas
United Kingdom ($/Barrel)	110.77	8.75	79.37	6.58
United States ($/Mcf)	96.04	4.14	79.81	4.40

Estimated future cash inflows are reduced by estimated future development, production, abandonment and dismantlement costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Income tax expense, both U.S. and foreign, is calculated by applying the existing statutory tax rates, including any known future changes, to the pretax net cash flows giving effect to any permanent differences and reduced by the applicable tax basis. The effect of tax credits is considered in determining the income tax expense.

The standardized measure of discounted future net cash flows is not intended to present the fair market value of our oil and gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves in excess of proved reserves, anticipated future changes in prices and costs, an allowance for return on investment and the risks inherent in reserve estimates.

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Standardized Measure of Discounted Future Net Cash Flows
	United Kingdom	United States	Total
December 31, 2011:
Future cash inflows	$941,208	$218,295	$1,159,503
Future production costs	(144,106)	(47,344)	(191,450)
Future development costs	(306,628)	(64,757)	(371,385)
Future income tax expense	(238,111)	—	(238,111)

Future net cash flows (undiscounted)	252,363	106,194	358,557
Annual discount of 10% for estimated timing	37,250	56,435	93,685

Standardized measure of future net cash flows	$215,113	$49,759	$264,872

December 31, 2010:
Future cash inflows	$704,073	$129,007	$833,080
Future production costs	(101,660)	(26,110)	(127,770)
Future development costs	(374,380)	(33,433)	(407,813)
Future income tax expense	(72,870)	—	(72,870)

Future net cash flows (undiscounted)	155,163	69,464	224,627
Annual discount of 10% for estimated timing	81,613	31,717	113,330

Standardized measure of future net cash flows	$73,550	$37,747	$111,297

Principal Sources of Change in the Standardized Measure of Discounted Future Net Cash Flows
	2011	2010	2009
Standardized measure, beginning of period	$111,297	$55,698	$49,662
Net changes in prices and production costs	147,776	86,915	(30,155)
Future development costs incurred	76,721	21,112	16,511
Net changes in estimated futue development costs	(9,261)	(48,356)	(81,864)
Revisions of previous quantity estimates	(36,421)	16,375	22,318
Extensions and discoveries	68,452	110,059	128,090
Acretion of discount	18,801	2,630	8,139
Changes in income taxes, net	(136,157)	(35,306)	(1,054)
Sale of oil and gas produced, net of production costs	(44,556)	(56,327)	(56,531)
Purchased reserves	26,340	2,386	8,827
Sales of reserves in place	—	(48,310)	(11,514)
Change in production, timing and other	41,880	4,421	3,269

Standardized measure, end of period	$264,872	$111,297	$55,698

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 25 – Guarantor Subsidiaries

Certain of our wholly-owned domestic subsidiaries have, jointly and severally, fully and unconditionally guaranteed the Senior Notes. Pursuant to SEC regulations, we have presented in columnar format the condensed consolidating financial information for Endeavour International Corporation, the guarantor subsidiaries on a combined basis, and all non-guarantor subsidiaries on a combined basis.

The subsidiary guarantees are unsecured obligations of each subsidiary guarantor and rank equally in right of payment with all senior indebtedness of that subsidiary guarantor and senior in right of payment to all subordinated indebtedness of that subsidiary guarantor. The subsidiary guarantees are effectively subordinated to any secured indebtedness of the subsidiary guarantor with respect to the assets securing the indebtedness. In addition, the subsidiary guarantees may be released in certain customary circumstances, including (i) the sale of all or substantially all of the properties or assets or a guarantor, (ii) the sale of the capital stock of a guarantor, (iii) the designation of a guarantor as an “Unrestricted Subsidiary,” (iv) upon legal defeasance of the Senior Notes or satisfaction and discharge of the indentures governing the Senior Notes, (v) upon the liquidation or dissolution of the guarantor or (vi) if the guarantor ceases to guarantee other of our indebtedness and ceases to be a material subsidiary, each of which is subject to important limitations in the indentures governing the Senior Notes.

Condensed consolidating financial statements for our guarantor subsidiaries and non-guarantor subsidiaries are presented in the following tables:

As of December 31, 2011
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$2,951	$103,085	$—	$106,036
Accounts receivable	—	4,141	4,508	—	8,649
Prepaid expenses and other	—	1,129	17,711	—	18,840

Current Assets	—	8,221	125,304	—	133,525

Property, plant and equipment, net	—	127,739	421,457	—	549,196
Goodwill	—	—	211,886	—	211,886
Long-term receivables due from affiliates	388,676	144,305	68,392	(601,373)	—
Investments in subsidiaries	57,662	120,077	—	(177,739)	—
Other assets	5,414	6,083	18,887	—	30,384

Total Assets	$451,752	$406,425	$845,926	$(779,112)	$924,991

Accounts payable	$—	$17,655	$44,620	$—	$62,275
Current maturities of debt	10,000	—	2,350	—	12,350
Accrued expenses and other	4,847	4,799	10,903	—	20,549

Current Liabilities	14,847	22,454	57,873	—	95,174

Long-term debt	157,012	—	298,016	—	455,028
Long-term liabilities due from affiliates		456,658	144,715	(601,373)	—
Deferred taxes	—	—	115,759	—	115,759
Other liabilities	2,326	290	58,634	—	61,248

Total Liabilities	174,185	479,400	674,997	(601,373)	727,209

Series C convertible preferred stock	43,703	—	—	—	43,703
Stockholders’ equity	233,864	(72,975)	170,929	(177,739)	154,079

Total Liabilities and Equity	$451,752	$406,425	$845,926	$(779,112)	$924,991

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

As of December 31, 2010
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$709	$98,558	$—	$99,267
Restricted cash	—	50	31,726	—	31,776
Accounts receivable	—	2,494	5,574	—	8,068
Prepaid expenses and other	45	1,408	7,265	—	8,718

Current Assets	45	4,661	143,123	—	147,829

Property, plant and equipment, net	(60)	113,857	250,880	—	364,677
Goodwill	—	—	211,886	—	211,886
Long-term receivables due from affiliates	250,365	99,059	59,804	(409,228)	—
Investments in subsidiaries	57,662	120,077	—	(177,739)	—
Other assets	852	464	24,579	—	25,895

Total Assets	$308,864	$338,118	$690,272	$(586,967)	$750,287

Accounts payable	$—	$9,969	$22,473	$—	$32,442
Current maturities of debt	20,000	—	1,600	—	21,600
Accrued expenses and other	3,847	6,845	11,950	—	22,642

Current Liabilities	23,847	16,814	36,023	—	76,684
Long-term debt	112,383	—	211,323	—	323,706
Long-term liabilities due from affiliates	—	310,157	99,071	(409,228)	—
Deferred taxes	—	—	77,200	—	77,200
Other liabilities	—	781	64,146	—	64,927

Total Liabilities	136,230	327,752	487,763	(409,228)	542,517

Series C convertible preferred stock	53,152	—	—	—	53,152
Stockholders’ equity	119,482	10,366	202,509	(177,739)	154,618

Total Liabilities and Equity	$308,864	$338,118	$690,272	$(586,967)	$750,287

For the Year Ended December 31, 2011
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$18,337	$41,754	$—	$60,091
Operating expenses	—	9,046	8,622	—	17,668
DD&A expense	—	11,490	14,988	—	26,478
Impairment of oil and gas properties	—	65,706	—	—	65,706
G&A expenses	2,198	10,789	4,866	—	17,853

Income (loss) from Operations	(2,198)	(78,694)	13,278	—	(67,614)
Derivatives:
Unrealized gains (losses)	(2,642)	—	11,020	—	8,378
Interest expense	(11,025)	(3,964)	(38,894)	8,588	(45,295)
Other income (expense)	(211)	(678)	10,074	(8,588)	597

Loss before taxes	(16,076)	(83,336)	(4,522)	—	(103,934)
Income tax expense	—	3	27,058	—	27,061

Net loss	(16,076)	(83,339)	(31,580)	—	(130,995)
Preferred stock dividends	1,974	—	—	—	1,974

Net loss to common shareholders	$(18,050)	$(83,339)	$(31,580)	$—	$(132,969)

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

For the Year Ended December 31, 2010
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$11,174	$60,501	$—	$71,675
Operating expenses	(19)	4,280	11,086	—	15,347
DD&A expense	—	6,202	22,692	—	28,894
Impairment of oil and gas properties	—	7,692	—	—	7,692
G&A expenses	2,629	11,465	4,321	—	18,415

Income (loss) from Operations	(2,610)	(18,465)	22,402	—	1,327

Derivatives:
Realized losses	—	—	(11,753)	—	(11,753)
Unrealized gains	2,258	—	10,033	—	12,291
Interest expense	(11,476)	(591)	(25,079)	2,554	(34,592)
Gain on sale of reserves in place	—	—	87,171	—	87,171
Other income (expense)	(1)	(93)	3,947	(2,554)	1,299

Income (loss) before taxes	(11,829)	(19,149)	86,721	—	55,743
Income tax benefit	—	—	(788)	—	(788)

Net income (loss)	(11,829)	(19,149)	87,509	—	56,531
Preferred stock dividends	2,227	—	—	—	2,227

Net income (loss) to common shareholders	$(14,056)	$(19,149)	$87,509	$—	$54,304

For the Year Ended December 31, 2009
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$1,628	$60,665	$—	$62,293
Operating expenses	16	849	16,911	—	17,776
DD&A expense	—	1,648	32,372	—	34,020
Impairment of oil and gas properties	87	12,510	31,332	—	43,929
G&A expenses	2,298	10,168	4,500	—	16,966

Loss from Operations	(2,401)	(23,547)	(24,450)	—	(50,398)

Derivatives:
Realized gains	—	—	35,422	—	35,422
Unrealized gains (losses)	453	—	(56,051)	—	(55,598)
Interest expense	(6,149)	141	(13,285)	2,663	(16,630)
Other income (expense)	(2)	380	(5,198)	(2,663)	(7,483)

Loss before taxes	(8,099)	(23,026)	(63,562)	—	(94,687)
Income tax benefit	—	20	(7,178)	—	(7,158)

Income (Loss) from Continuing Operations	(8,099)	(23,046)	(56,384)	—	(87,529)
Income from Discontinued Operations	—	(49)	46,583	—	46,534

Net loss	(8,099)	(23,095)	(9,801)	—	(40,995)
Preferred stock dividends	21,211	—	—	—	21,211

Net loss to common shareholders	$(29,310)	$(23,095)	$(9,801)	$—	$(62,206)

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

For the Year Ended December 31, 2011
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net loss	$(16,076)	$(83,339)	$(31,580)	$—	$(130,995)
Adjustments to reconcile net loss to net cash provided by (used in) operations
DD&A expense	—	11,490	14,988	—	26,478
Impairment of oil and gas properties	—	65,706	—	—	65,706
Deferred tax expense (benefit)	—	—	21,116	—	21,116
Unrealized (gains) losses on derivatives	2,327	315	(11,020)	—	(8,378)
Amortization of non-cash compensation	624	—	—	3,073	3,697
Amortization of loan costs and discount	1,049	—	11,588	—	12,637
Non-cash interest expense	880	—	11,931	—	12,811
Other	320	(298)	1,495	—	1,517
Changes in operating assets and liabilities:
(Increase) decrease in receivables	—	(1,597)	1,066	—	(531)
(Increase) decrease in other current assets	349	2,557	(16,234)	—	(13,328)
Increase (decrease) in liabilities	(134,457)	95,725	11,732	(3,073)	(30,073)

Net Cash Provided by (Used in)
Operating Activities	(144,984)	90,559	15,082	—	(39,343)

Cash Flows From Investing Activities:
Capital expenditures	—	(80,279)	(84,783)	—	(165,062)
Acquisitions, net of cash acquired	—	(8,027)	(25,048)	—	(33,075)
(Increase) decrease in restricted cash	—	—	31,726	—	31,726

Net Cash Used in Investing Activities	—	(88,306)	(78,105)	—	(166,411)

Cash Flows From Financing Activities:
Repayments of borrowings	(101,250)	—	(1,975)	—	(103,225)
Borrowings under debt agreements, net of debt discount	135,000	—	75,000	—	210,000
Proceeds from issuance of common stock	118,444	—	—	—	118,444
Dividends paid	(1,816)	1,816	—	—	—
Financing costs paid	(5,916)	11,391	(5,475)	—	—
Other financing	522	(13,218)	—	—	(12,696)

Net Cash Provided by (Used in)
Financing Activities	144,984	(11)	67,550	—	212,523

Net Increase in Cash and Cash Equivalents	—	2,242	4,527	—	6,769
Cash and Cash Equivalents, Beginning of Period	—	709	98,558	—	99,267

Cash and Cash Equivalents, End of Period	$—	$2,951	$103,085	$—	$106,036

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

For the Year Ended December 31, 2010
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net income (loss)	$(11,829)	$(19,149)	$87,509	$—	$56,531
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations
DD&A expense	—	6,202	22,692	—	28,894
Impairment of oil and gas properties	—	7,692	—	—	7,692
Deferred tax expense (benefit)	—	—	(3,367)	—	(3,367)
Unrealized (gains) losses on derivatives	(2,258)	—	(10,033)	—	(12,291)
Gain on sale	—	—	(87,171)	—	(87,171)
Amortization of non-cash compensation	689	—	—	3,003	3,692
Amortization of loan costs and discount	537	—	9,725	—	10,262
Non-cash interest expense	1,010	—	7,754	—	8,764
Other	307	(20)	(2,373)	—	(2,086)
Changes in operating assets and liabilities:
(Increase) decrease in receivables	—	(829)	7,561	—	6,732
(Increase) decrease in other current assets	1,252	(4,907)	(1,013)	—	(4,668)
Increase (decrease) in liabilities	(17,915)	85,445	(3,242)	(60,253)	4,035

Net Cash Provided by (Used in)
Operating Activities	(28,207)	74,434	28,042	(57,250)	17,019

Cash Flows From Investing Activities:
Capital expenditures	—	(34,036)	(57,971)	—	(92,007)
Acquisitions, net of cash acquired	—	(42,542)	(1,184)	—	(43,726)
Proceeds from sale of other asset	—	1	108,315	—	108,316
Issuance of note receivable to affiliates	—	—	(57,250)	57,250	—
(Increase) decrease in restricted cash	—	2,450	(31,347)	—	(28,897)

Net Cash Provided by (Used in)
Investing Activities	—	(74,127)	(39,437)	57,250	(56,314)

Cash Flows From Financing Activities:
Repayments of borrowings	—	—	(75,342)	—	(75,342)
Borrowings under debt agreements, net of debt discount	—	—	185,000	—	185,000
Proceeds from issuance of common stock	30,181	—	—	—	30,181
Dividends paid	(2,070)	—	—	—	(2,070)
Financing costs paid	—	—	(26,590)	—	(26,590)
Other financing	96	—	—	—	96

Net Cash Provided by Financing Activities	28,207	—	83,068	—	111,275

Net Increase in Cash and Cash Equivalents	—	307	71,673	—	71,980
Cash and Cash Equivalents, Beginning of Period	—	402	26,885	—	27,287

Cash and Cash Equivalents, End of Period	$—	$709	$98,558	$—	$99,267

Endeavour International Corporation

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

For the Year Ended December 31, 2009
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net loss	$(8,099)	$(23,095)	$(9,801)	$—	$(40,995)
Adjustments to reconcile net loss to net cash provided by (used in) operations
DD&A expense	—	1,647	37,054	—	38,701
Impairment of oil and gas properties	—	12,597	31,332	—	43,929
Deferred tax expense (benefit)	—	(20)	4,619	—	4,599
Unrealized (gains) losses on derivatives	(453)	—	56,051	—	55,598
Gain on sale	—	49	(47,357)	—	(47,308)
Amortization of non-cash compensation	340	—	—	2,823	3,163
Amortization of loan costs and discount	537	—	4,426	—	4,963
Non-cash interest expense	122	—	5,342	—	5,464
Other	42	26	3,177	—	3,245
Changes in operating assets and liabilities:
Decrease in receivables	—	1,302	2,676	—	3,978
(Increase) decrease in other current assets	(196)	1,681	6,004	—	7,489
Increase (decrease) in liabilities	43,098	(43,222)	(24,168)	(2,823)	(27,115)

Net Cash Provided by (Used in)
Operating Activities	35,391	(49,035)	69,355	—	55,711

Cash Flows From Investing Activities:
Capital expenditures	(749)	(8,035)	(90,457)	—	(99,241)
Acquisitions, net of cash acquired	—	(32,152)	—	—	(32,152)
Proceeds from sales, net of cash	—	(48)	144,701	—	144,653
Repayment of note receivable by affiliate	—	89,877	—	(89,877)	—
(Increase) decrease in restricted cash	—	(2,501)	20,361	—	17,860

Net Cash Provided by (Used in)
Investing Activities	(749)	47,141	74,605	(89,877)	31,120

Cash Flows From Financing Activities:
Repayments of borrowings	—	—	(154,335)	89,877	(64,458)
Borrowings under debt agreements, net of debt discount	—		1,400	—	1,400
Redemption of preferred stock	(25,000)	—	—	—	(25,000)
Dividends paid	(9,625)	—	—	—	(9,625)
Other financing	(17)	—	—	—	(17)

Net Cash Provided by (Used in)
Financing Activities	(34,642)	—	(152,935)	89,877	(97,700)

Net Decrease in Cash and Cash Equivalents	—	(1,894)	(8,975)	—	(10,869)
Cash and Cash Equivalents, Beginning of Period	—	2,296	35,860	—	38,156

Cash and Cash Equivalents, End of Period	$—	$402	$26,885	$—	$27,287